Exhibit 10.2
SEVENTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
THE HAGERTY GROUP, LLC
DATED AS OF JANUARY 1, 2026
THE LIMITED LIABILITY COMPANY INTERESTS IN THE HAGERTY GROUP, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS SEVENTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS SEVENTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

Table of Contents
Page
Section 1.1.    Definitions    2
Section 1.2.    Interpretive Provisions    15
ARTICLE II ORGANIZATION OF THE LIMITED LIABILITY COMPANY    16
Section 2.1.    Formation    16
Section 2.2.    Filing    16
Section 2.3.    Name    16
Section 2.4.    Registered Office; Registered Agent    16
Section 2.5.    Principal Place of Business    16
Section 2.6.    Purpose; Powers    16
Section 2.7.    Term    16
Section 2.8.    Intent    16
ARTICLE III OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS 17
Section 3.1.    Authorized Units; General Provisions with Respect to Units    17
Section 3.2.    Voting Rights    20
Section 3.3.    Capital Contributions; Unit Ownership    21
Section 3.4.    Capital Accounts    22
Section 3.5.    Other Matters    22
Section 3.6.    Redemption of Units    23
ARTICLE IV ALLOCATIONS OF PROFITS AND LOSSES    24
Section 4.1.    Profits and Losses    24
Section 4.2.    Special Allocations    24
Section 4.3.    Allocations for Tax Purposes in General    28
Section 4.4.    Other Allocation Rules    29
Section 4.5.    Rights of Series A Preferred Units    29
ARTICLE V DISTRIBUTIONS    30
Section 5.1.    Distributions    30
Section 5.2.    Tax-Related Distributions    32
Section 5.3.    Distribution Upon Withdrawal    33
ARTICLE VI MANAGEMENT    33
Section 6.1.    The Managing Member; Fiduciary Duties    33

Section 6.2.    Indemnification; Exculpation    34
Section 6.3.    Maintenance of Insurance or Other Financial Arrangements    35
Section 6.4.    Resignation and Replacement of Managing Member    35
Section 6.5.    No Inconsistent Obligations    36
Section 6.6.    Reclassification Events of PubCo    36
Section 6.7.    Certain Costs and Expenses    36
ARTICLE VII ROLE OF MEMBERS    36
Section 7.1.    Rights or Powers    36
Section 7.2.    Voting    37
Section 7.3.    Various Capacities    38
ARTICLE VIII TRANSFERS OF INTERESTS    38
Section 8.1.    Restrictions on Transfer    38
Section 8.2.    Notice of Transfer    39
Section 8.3.    Transferee Members    39
Section 8.4.    Legend    40
ARTICLE IX ACCOUNTING; CERTAIN TAX MATTERS    40
Section 9.1.    Books of Account    40
Section 9.2.    Tax Elections    40
Section 9.3.    Tax Returns; Information    41
Section 9.4.    Company Representative    42
Section 9.5.    Withholding Tax Payments and Obligations    42
ARTICLE X DISSOLUTION AND TERMINATION    44
Section 10.1.    Liquidating Events    44
Section 10.2.    Procedure    44
Section 10.3.    Rights of Members    45
Section 10.4.    Notices of Dissolution    46
Section 10.5.    Reasonable Time for Winding Up    46
Section 10.6.    No Deficit Restoration    46
ARTICLE XI GENERAL    46
Section 11.1.    Amendments; Waivers    46
Section 11.2.    Further Assurances    47
Section 11.3.    Successors and Assigns    47
Section 11.4.    Certain Representations by Members    47

Section 11.5.    Entire Agreement    47
Section 11.6.    Rights of Members Independent    48
Section 11.7.    Governing Law    48
Section 11.8.    Jurisdiction and Venue    48
Section 11.9.    Headings    48
Section 11.10.    Counterparts    48
Section 11.11.    Notices    49
Section 11.12.    Representation By Counsel; Interpretation    49
Section 11.13.    Severability    49
Section 11.14.    Expenses    49
Section 11.15.    Waiver of Jury Trial    49
Section 11.16.    No Third Party Beneficiaries    50
EXHIBIT A    Members Unit Ownership Table    A-1
EXHIBIT B    Amended and Restated Exchange Agreement    B-1

SEVENTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
THE HAGERTY GROUP, LLC
This SEVENTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) is entered into as of January 1, 2026, by and among The Hagerty Group, LLC, a Delaware limited liability company (the “Company”), Hagerty, Inc., a Delaware corporation (“PubCo”), Hagerty Holding Corp., a Delaware corporation (“HHC”), Markel Group Inc. (f/k/a Markel Corporation), a Virginia corporation (“Markel”), and each other Person who is or at any time becomes a Member in accordance with the terms of this Agreement and the Act. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 1.1.
RECITALS
WHEREAS, the Company was formed under the provisions of the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the “Act”), as a result of the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on September 23, 2009;
WHEREAS, at formation the Company adopted a Limited Liability Company Agreement, which has been amended and restated several times to date, including in connection with: the admission of HHC and Markel as members of the Company on March 17, 2019; the admission of PubCo as a member of the Company in connection with the transactions (the “Business Combination”) contemplated by that certain Business Combination Agreement, dated as of August 17, 2021 (the “Business Combination Agreement”); the admission of certain members of Broad Arrow Group, Inc. (the “BAG Members”) as members of the Company in connection with the transactions contemplated by that certain Contribution and Exchange Agreement, dated as of August 9, 2022 (the “BAG Contribution and Exchange Agreement”); that certain Securities Purchase Agreement, dated as of June 23, 2023 (the “Securities Purchase Agreement”) where, among other things, certain investors agreed to purchase from PubCo, and PubCo agreed to sell to such investors, 8,483,561 Series A Preferred Shares of PubCo for an aggregate purchase price of $80.0 million, and the Members elected to authorize and issue a new class of Series A Preferred Units to PubCo; and a statement of the Units owned by each of the Members, as of September 30, 2025, which is set forth on Exhibit A;
WHEREAS, prior to the date hereof, the Company was governed by the Sixth Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 18, 2023 (the “Sixth Amended and Restated LLC Agreement”);
WHEREAS, effective as of the date hereof, the Company, PubCo and Markel entered in into that certain Sixth Amended and Restated Master Alliance Agreement (the “Alliance

Agreement”), which, among other things, contemplates that the Alliance Business (as defined in the Alliance Agreement) will be conducted on a fully reinsured basis; and
WHEREAS, the Managing Member and the Members holding greater than 50% of the outstanding Units (as defined in the Sixth Amended and Restated LLC Agreement) held by Members other than PubCo desire to amend and restate the Sixth Amended and Restated LLC Agreement and adopt this Agreement.
NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1.    Definitions. As used in this Agreement and the Schedules and Exhibits attached to this Agreement, the following definitions shall apply:
“501(c) Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) of the Internal Revenue Code (or any successor provision thereto).
“Accrued Distribution” has the meaning set forth in Section 5.1(a).
“Accrued Value” means with respect to each Series A Preferred Unit as of any determination date, the sum, subject to appropriate adjustment in the event of any unit distribution, unit split, combination or other similar recapitalization with respect to the Series A Preferred Unit, of (i) the Series A Purchase Price (as defined in the Certificate of Designations), plus (ii) the aggregate amount of any Accrued Distributions on such Series A Preferred Unit as of such date.
“Act” has the meaning given to such term in the recitals to this Agreement.
“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.
“Adjusted Basis” has the meaning given such term in Section 1011 of the Code.
“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Fiscal Year or other taxable period, with the following adjustments:
(a)    credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and

(b)    debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For these purposes, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that, for purposes of this Agreement, (a) no Member shall be deemed an Affiliate of the Company or any of its Subsidiaries and (b) none of the Company or any of its Subsidiaries shall be deemed an Affiliate of any Member.
“Agreement” is defined in the preamble to this Agreement.
“Alliance Agreement” has the meaning given to such term in the recitals to this Agreement.
“Amended and Restated Exchange Agreement” means that certain amended and restated exchange agreement, dated as of March 23, 2022, by and among PubCo, the Company, HHC, Markel and such other Persons from time to time party thereto, as the same may be amended, supplemented or restated from time to time, attached hereto as Exhibit B.
“Annual Dividend Date” means each annual anniversary of the date hereof.
“Annual Rate” means 7.0% per annum.
“BAG Contribution and Exchange Agreement” has the meaning given to such term in the recitals to this Agreement.
“BAG Members” has the meaning given to such term in the recitals to this Agreement.
“beneficially own” and “beneficial owner” has the meaning given to such term in Rule 13d-3 of the rules promulgated under the Exchange Act.
“Board” means the board of directors of PubCo.
“Business” means (a) the automotive lifestyle, brand, membership, roadside assistance, media, content and valuation businesses and personal and commercial collector vehicle and other collectible insurance business, (b) ancillary businesses relating to the preservation, safety and enjoyment of vehicles, boats and collectibles and (c) any other business in which the Company and its Subsidiaries are engaged.
“Business Combination” has the meaning given to such term in the recitals to this Agreement.

“Business Combination Agreement” has the meaning given to such term in the recitals to this Agreement.
“Business Combination Registration Rights Agreement” means the Registration Rights Agreement, by and among PubCo and the Members, entered into concurrently with the closing of the Business Combination.
“Business Day” means any day (other than a Saturday or Sunday) on which commercial banks in the city of the Company’s principal place of business are generally open for business.
“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with Section 3.4.
“Capital Contribution” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company by such Member. Any reference to the Capital Contribution of a Member will include any Capital Contributions made by a predecessor holder of such Member’s Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Member.
“Cash Distribution” has the meaning set forth in Section 5.1(a).
“Certificate of Designations” means that certain Certificate of Designations, Preferences and Rights filed with the Secretary of State of the State of Delaware in connection with the closing of the Securities Purchase Agreement.
“Change of Control” means the occurrence of any of the following events or series of events:
(a)    any Person (excluding a corporation or other entity owned, directly or indirectly, by the shareholders of PubCo in substantially the same proportions as their ownership of PubCo Shares and excluding the Members and their Affiliates) is or becomes the beneficial owner, directly or indirectly, of securities of PubCo representing greater voting power of PubCo than the voting power of PubCo held by HHC at such time;
(b)    there is consummated a merger or consolidation of PubCo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of PubCo immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or
(c)    the shareholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by PubCo of all or substantially all of PubCo’s assets, other than such sale or other disposition by PubCo of all or substantially all of PubCo’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of PubCo in substantially the same proportions as their ownership of PubCo immediately prior to such sale.
“Change of Control Exchange Date” is defined in Section 3.6.
“Charitable Trust” means a trust that is a 501(c) Organization (whether a determination letter with respect to such exemption is issued before, at or after the date hereof), and further includes any successor entity that is a 501(c) Organization upon a conversion of, or transfer of all or substantially all of the assets of, a Charitable Trust to such successor entity (whether a determination letter with respect to such successor’s exemption is issued before, at or after the conversion date).
“Class A Shares” means, as applicable, (a) the Class A Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class A Shares or into which the Class A Shares is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.
“Class V Shares” means, as applicable, (a) the Class V Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class V Shares or into which the Class V Shares is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Commission” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.
“Common Units” means all Units of the Company other than the Series A Preferred Units or any other specifically designated Unit of the Company.
“Company” is defined in the preamble to this Agreement.
“Company Level Taxes” means any U.S. federal, state, or local taxes, additions to tax, penalties, and interest payable by the Company or any of its Subsidiaries as a result of any examination of the Company’s or any of its Subsidiaries’ affairs by any U.S. federal, state, or local tax authorities, including resulting administrative and judicial proceedings under the Partnership Tax Audit Rules.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulations Section 1.704-2(b)(2), including the requirement that if the adjusted Gross Asset Value of property subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Gross Asset Value.
“Company Representative” has the meaning assigned to the term “partnership representative” in Section 6223 of the Code and any “designated individual,” if applicable, as defined in the Treasury Regulations promulgated thereunder (including, in each case, any similar capacity or role under relevant state or local law), as appointed pursuant to Section 9.4.
“Contract” means any written agreement, contract, lease, sublease, license, sublicense, obligation, promise or undertaking.
“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
“Covered Audit Adjustment” means an adjustment to any partnership-related item (within the meaning of Section 6241(2) (B) of the Code) to the extent such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code or any analogous provision of state or local Law.
“Covered Person” is defined in Section 6.2(a).
“Debt Securities” means any and all debt instruments or debt securities that are not convertible or exchangeable into Equity Securities of PubCo.
“Depreciation” means, for each Fiscal Year or other taxable period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other taxable period, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year or other taxable period shall be the amount of book basis recovered for such Fiscal Year or other taxable period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other taxable period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other taxable period bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.
“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time (or any corresponding provisions of succeeding law).
“Discount” means any underwriters’ discounts or commissions and brokers’ fees or commissions.
“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Excess Tax Amount” is defined in Section 9.5(c).
“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).
“Exchange Transaction” means an exchange of (i) Common Units and Class V Shares for Class A Shares pursuant to, and in accordance with, the Amended and Restated Exchange Agreement; or (ii) Common Units for Class A Shares pursuant to, and in accordance with, the BAG Contribution and Exchange Agreement.
“Fair Market Value” means the fair market value of any property as reasonably determined by the Managing Member after taking into account such factors as the Managing Member shall deem appropriate.
“Family Member” means a spouse, sibling or spouse of a sibling, lineal descendant (whether natural or adopted) or spouse of a lineal descendant, or any trust created for the benefit of any such individual or of which any of the foregoing is a beneficiary.
“Federal Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.
“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year unless, for U.S. federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.

“GAAP” means U.S. generally accepted accounting principles at the time.
“Governmental Entity” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, stock exchange, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for U.S. federal income tax purposes, except as follows:
(a)    the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;
(b)    the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b) (2)(ii)(g)(1), (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option (including a Series A Preferred Conversion) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (v) any other event to the extent determined by the Managing Member to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options are outstanding upon the occurrence of an event described in this subsection (b)(i) through (b)(v), the Company shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);
(c)    the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;
(d)    the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (f) in the definition of

“Profits” or “Losses” below or Section 4.2(h); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this subsection (d) to the extent the Managing Member determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and
(e)    if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses, and other items allocated pursuant to Article IV.
“HHC” is defined in the preamble to this Agreement.
“Indebtedness” of a Person means (a) all obligations of such Person for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (b) any other obligations in respect of principal or interest of such Person that is evidenced by a note, bond, debenture, draft or similar instrument, and (c) lines of credit and any other agreements relating to the borrowing of money or extension of credit.
“Interest” means the entire interest of a Member in the Company, including the Units and all of such Member’s rights, powers and privileges under this Agreement and the Act.
“Investment Company Act” means the Investment Company Act of 1940, as the same may be amended from time to time (or any corresponding provisions of succeeding law).
“Law” means any statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) of any Governmental Entity.
“Legal Action” is defined in Section 11.8.
“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.
“Liquidating Event” is defined in Section 10.1.
“Managing Member” means PubCo, in its capacity as sole managing member of the Company. The Managing Member shall be the “manager” of the Company for the purposes of the Act.
“Markel” is defined in the preamble to this Agreement.
“Member” means any Person that executes this Agreement as a Member, and any other Person admitted to the Company as an additional or substituted Member, in each case, that has not made a disposition of such Person’s entire Interest.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and 1.704-2(g)(3).
“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).
“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).
“National Securities Exchange” means an exchange registered with the Commission under the Exchange Act.
“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Section 1.704-2(b).
“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2(b)(3).
“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any final or temporary Treasury Regulations, Revenue Rulings, and case law interpreting Sections 6221 through 6241 of the Code (and any analogous provision of state or local tax Law).
“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any class of Units held by a Member.
“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.
“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations as the same may be amended from time to time.
“Proceeding” is defined in Section 6.2(a).
“Profits” or “Losses” means, for each Fiscal Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):
(a)    any income or gain of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)    any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;
(c)    if the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 4.2, be taken into account for purposes of computing Profits or Losses;
(d)    gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;
(e)    in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;
(f)    to the extent an adjustment to the adjusted tax basis of any asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and
(g)    any items of income, gain, loss or deduction that are specifically allocated pursuant to the provisions of Section 4.2 shall not be taken into account in computing Profits or Losses for any taxable year, but such items available to be specially allocated pursuant to Section 4.2 will be determined by applying rules analogous to those set forth in subsections (a) through (f) above.
“Property” means all real and personal property owned by the Company from time to time, including both tangible and intangible property.
“PubCo” is defined in the preamble to this Agreement.
“PubCo Approved Change of Control” means any Change of Control specified in clause (b) of the definition thereof that meets the following conditions: (i) such Change of Control was duly approved by the Board and the holders of the PubCo Shares prior to such

Change of Control, (ii) such Change of Control results in an early termination of and acceleration of payments under the Tax Receivable Agreement, and (iii) the terms of such Change of Control provide for the consideration for the Units in such Change of Control to consist solely of (A) freely and immediately tradeable common equity securities of an issuer listed on a national securities exchange or (B) cash.
“PubCo Shares” means all shares of stock in PubCo, including the Class A Shares, the Class V Shares and the Series A Preferred Shares.
“PubCo Tax-Related Liabilities” means (a) any aggregate federal, state, local, and non-U.S. tax obligations (including any Company Level Taxes for which PubCo is liable hereunder) owed by PubCo and (b) any obligations under the Tax Receivable Agreement payable by PubCo.
“Public Offering” means an underwritten offering and sale of Equity Securities to the public pursuant to a registration statement, including a “bought” deal or “overnight” public offering.
“Qualified Entity” means, with respect to a Qualified Holder: (i) a Qualified Trust solely for the benefit of (A) such Qualified Holder, or (B) one or more Family Members of such Qualified Holder; (ii) any general partnership, limited partnership, limited liability company, corporation, public benefit corporation or other entity with respect to which Voting Control is held by or which is wholly owned, individually or collectively, by (A) such Qualified Holder, (B) one or more Family Members of such Qualified Holder or (C) any other Qualified Entity of such Qualified Holder; (iii) any Charitable Trust validly created by a Qualified Holder; (iv) a revocable living trust, which revocable living trust is itself both a Qualified Trust and a Qualified Holder, during the lifetime of the natural person grantor of such trust; and (v) any 501(c) Organization or Supporting Organization over which (A) such Qualified Holder, (B) one or more Family Members of such Qualified Holder or (C) any other Qualified Entity of such Qualified Holder, individually or collectively, control the appointment of a majority of all trustees, board members, or members of a similar governing body, as applicable.
“Qualified Holder” means (i) HHC, (ii) Markel, or (iii) a Qualified Transferee of the foregoing.
“Qualified Transfer” means any Transfer of Units: (i) by a Qualified Holder (or the estate of a deceased Qualified Holder) to (A) one or more Family Members of such Qualified Holder or (B) any Qualified Entity of such Qualified Holder; (ii) by a Qualified Entity of a Qualified Holder to (A) such Qualified Holder or one or more Family Members of such Qualified Holder or (B) any other Qualified Entity of such Qualified Holder; or (iii) by a Qualified Holder that is a natural person or revocable living trust to a 501(c) Organization or a Supporting Organization, as well as any Transfer by a 501(c) Organization to a Supporting Organization of which such 501(c) Organization (x) is a supported organization (within the meaning of Section 509(f)(3) of the Internal Revenue Code (or any successor provision thereto)), and (y) has the power to appoint a majority of the board of directors, in each case solely so long as such 501(c) Organization or such Supporting Organization, as applicable, irrevocably elects, no later than the time such share of Class V Shares is Transferred to it, that such share of Class V

Shares shall automatically be converted into Class A Shares upon the death of such Qualified Holder or the natural person grantor of such Qualified Holder.
“Qualified Transferee” means a Transferee of Units received in a Transfer that constitutes a Qualified Transfer.
“Qualified Trust” means a bona fide trust where each trustee is (i) a Qualified Holder, (ii) a Family Member of a Qualified Holder or (iii) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisor, or bank trust departments.
“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of PubCo Shares (other than as a result of a subdivision or combination or any transaction subject to Section 3.1(g)), (b) any merger, consolidation or other combination involving PubCo, or (c) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of PubCo to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of PubCo Shares shall be entitled to receive cash, securities or other property for their PubCo Shares.
“Redemption” means any redemption of Units pursuant to this Agreement.
“Regulatory Allocations” is defined in Section 4.2(i).
“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).
“Securities Purchase Agreement” means that certain securities purchase agreement, dated as of the date hereof, entered into by and among the Buyers (as defined therein) and PubCo, pursuant to which the Buyers have agreed, among other things, to purchase from PubCo, and PubCo has agreed, among other things, to sell to the Buyers, 8,483,561 Series A Preferred Shares, for an aggregate purchase price of $80.0 million.
“Securities Purchase Registration Rights Agreement” means the Registration Rights Agreement, by and among PubCo and the Buyers (as defined therein), entered into concurrently with the closing of the Securities Purchase Agreement.
“Series A Liquidation Value” has the meaning set forth in Section 10.2(b)(iii).
“Series A Preferred Contribution Amount” is equal to the Series A Purchase Price (as defined in the Certificate of Designations) multiplied by the number of shares of purchased preferred stock as determined under the Securities Purchase Agreement.
“Series A Preferred Conversion” has the meaning set forth in Section 4.5(c).
“Series A Preferred Shares” means, as applicable, (a) the Series A Preferred Stock, or (b) following any consolidation, merger, reclassification or other similar event involving PubCo,

any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Series A Preferred Shares or into which the Series A Preferred Shares is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event
“Series A Preferred Stock” means the shares of Series A Convertible Preferred Stock, par value $0.0001 per share, of PubCo.
“Series A Preferred Units” means a Unit designated as a “Series A Preferred Unit” and having the rights and obligations specified with respect to the Series A Preferred Units in this Agreement.
“Sixth Amended and Restated LLC Agreement” has the meaning given to such term in the recitals to this Agreement.
“Subsidiary” means, with respect to any specified Person, any other Person with respect to which such specified Person (a) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors or similar managing body or (b) beneficially owns, directly or indirectly, a majority of such Person’s Equity Securities.
“Supporting Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) and described in Section 509(a)(3) of the Internal Revenue Code (or any successor provision thereto).
“Tax Contribution Obligation” is defined in Section 9.5(c).
“Tax Offset” is defined in Section 9.5(c).
“Tax Receivable Agreement” means that certain tax receivable agreement, dated as of December 2, 2021, by and among PubCo, the Company, HHC, Markel and such other persons from time-to-time party thereto, as the same may be amended, supplemented or restated from time to time.
“Tax-Related Liabilities” means an amount, as determined in good faith by the Managing Member, equal to aggregate federal, state, local, and non-U.S. tax payable by direct or indirect holders of equity interests in the Company on the taxable income attributable to the Company or any of its direct or indirect Subsidiaries, assuming the applicability of the highest marginal U.S. federal, state, and local income tax rates.
“Trading Market” means any of the following markets or exchanges on which the Class A Shares is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).
“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor, by operation of law or otherwise), transfer, sale, pledge or hypothecation (other than a bona fide pledge to secure indebtedness) or other disposition and, when used as a verb, voluntarily or involuntarily, directly or indirectly (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor or any Person that controls the Transferor, by operation of law or otherwise), to transfer, sell, pledge or hypothecate or otherwise dispose of; provided, however, that, notwithstanding anything in this Agreement to the contrary, the transfer of Equity Securities in Markel or any direct or indirect owner thereof shall not be deemed a Transfer for any purpose of this Agreement. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.
“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.
“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of Delaware.
“Units” means the Common Units, the Series A Preferred Units and any other class of Units issued or purchased pursuant to the terms of this Agreement and shall also include any Equity Security of the Company issued in respect of or in exchange for Units, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.
“Voting Control” with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and, in any event and without limiting the generality of the foregoing, any Person owning a majority of the voting power of the voting securities of another Person shall be deemed to have voting control of that Person.
“Winding-Up Member” is defined in Section 10.2(a).
Section 1.2.    Interpretive Provisions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a)    all accounting terms not otherwise defined herein have the meanings assigned under GAAP;
(b)    all references to currency, monetary values and dollars set forth herein mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars;
(c)    when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(d)    whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;
(e)    “or” is disjunctive and is not exclusive;
(f)    pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;
(g)    references to any Law shall include any successor legislation and all rules and regulations promulgated thereunder as in effect from time to time in accordance with the terms thereof and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law as amended from time to time;
(h)    the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(i)    whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
ARTICLE II

ORGANIZATION OF THE LIMITED LIABILITY COMPANY
Section 2.1.    Formation. The Company has been formed as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this Agreement.
Section 2.2.    Filing. The Company’s Certificate of Formation has been filed with the Secretary of State of the State of Delaware in accordance with the Act. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the formation or operation of a limited liability company in Delaware and in all states and counties where the Company may conduct its business.
Section 2.3.    Name. The name of the Company is “THE HAGERTY GROUP, LLC” and all business of the Company shall be conducted in such name or, in the discretion of the Managing Member, under any other name.

Section 2.4.    Registered Office; Registered Agent. The location of the registered office of the Company and the name and address for service of process on the Company in the State of Delaware are as set forth in the Company’s Certificate of Formation, or such other office, qualified Person or address, as applicable, as the Managing Member may designate from time to time.
Section 2.5.    Principal Place of Business. The principal place of business of the Company shall be located in such place as is determined by the Managing Member from time to time.
Section 2.6.    Purpose; Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in the Business and any other lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.
Section 2.7.    Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article X.
Section 2.8.    Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” solely for U.S. federal (and applicable state and local) income tax purposes. It is also the intent of the Members that the Company not be operated or treated as a “partnership” for any other purpose, including for purposes of Section 303 of the Federal Bankruptcy Code. Neither the Company nor any Member shall take any action inconsistent with the express intent of the parties hereto as set forth in this Section 2.8.
ARTICLE III

OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS
Section 3.1.    Authorized Units; General Provisions with Respect to Units.
(a)    Subject to the provisions of this Agreement, the Company shall be authorized to issue from time to time such number of Units and such other Equity Securities as the Managing Member shall determine in accordance with Section 3.3. Each authorized Unit may be issued pursuant to such agreements as the Managing Member shall approve, including pursuant to options and warrants. The Company may reissue any Units (but not Series A Preferred Units) that have been repurchased or acquired by the Company.
(b)    Except to the extent explicitly provided otherwise herein (including Section 3.3), each outstanding Common Unit shall have identical rights and privileges in all respects and each outstanding Series A Preferred Unit shall have identical rights and privileges in all respects.
(c)    Initially, none of the Units will be represented by certificates. If the Managing Member determines that it is in the interest of the Company to issue certificates representing the Units, certificates will be issued and the Units will be represented by those certificates, and this Agreement shall be amended as necessary or desirable to reflect the issuance of certificated Units for purposes of the Uniform Commercial Code. Nothing contained in this Section 3.1(c) shall be deemed to authorize or permit any Member to Transfer its Units except as otherwise permitted under this Agreement.
(d)    The total number of Units issued and outstanding and held by each Member as of the date hereof is set forth in the books and records of the Company. The Company shall update such books and records from time to time to reflect any Transfers of Interests in accordance with this Agreement, the issuance of additional Equity Securities and, subject to Section 11.1(a), subdivisions or combinations of Units made in compliance with Section 3.1(g), in each case, in accordance with the terms of this Agreement.
(e)    If, at any time after the date hereof, PubCo issues a Class A Share or any other Equity Security of PubCo (other than Class V Shares), other than in connection with an Exchange Transaction, (i) PubCo shall concurrently contribute to the Company the net proceeds (in cash or other property, as the case may be), if any, received by PubCo for such Class A Share or other Equity Security and (ii) the Company shall concurrently issue to PubCo, in accordance with the contributions made pursuant to clause (i), one Common Unit (if PubCo issues a Class A Share), or such other Equity Security of the Company (if PubCo issues Equity Securities other than Class A Shares) corresponding to the Equity Securities issued by PubCo, and with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo to be issued. If PubCo issues any Equity Security for cash to be used to fund the acquisition by PubCo of any Person or the assets of any Person, then PubCo shall not be required to transfer such cash proceeds to the Company but instead PubCo shall be required to contribute such Person or the assets and liabilities of such Person to the Company or any of its Subsidiaries. Notwithstanding the foregoing, this Section 3.1(e) shall not apply to the issuance and distribution to holders of PubCo shares of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholders rights plan (and upon any redemption of Common Units for Class A Shares, such Class A Shares will be issued together with a corresponding right under such plan), or to the issuance under PubCo’s employee benefit plans of any warrants, options, other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such rights, warrants, options or other rights or property, which shall be undertaken so as to comply with the provisions of Treasury Regulations Section 1.1032-3 and deemed to occur for U.S. federal (and applicable state and local) income tax purposes as provided therein. The Company may not issue any additional Common Units to PubCo unless substantially simultaneously therewith PubCo issues or sells an equal number of newly issued Class A Shares to another Person, the Company may not issue any additional Series A Preferred Units to PubCo unless substantially simultaneously therewith PubCo issues or sells an equal number of newly issued Series A Preferred Shares to another Person, and the Company may not issue any other Equity Securities of the Company to PubCo unless substantially simultaneously PubCo issues or sells, to another Person, an equal number of newly issued shares of a new class or series of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of the Company. If at any time PubCo issues Debt Securities, PubCo shall transfer to the Company (in a manner to be determined by the Managing Member in its reasonable discretion) the proceeds received by PubCo in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities. If any Equity Security outstanding at PubCo is exercised or otherwise converted and, as a result, any Equity Securities of PubCo are issued, (1) the corresponding Equity Security outstanding at the Company shall be similarly exercised or otherwise converted, as applicable, and an equivalent number of Equity Securities of the Company shall be issued to PubCo as contemplated by the first sentence of this Section 3.1(e), and (2) PubCo shall concurrently contribute to the Company the net proceeds received by PubCo from any such exercise.
(f)    PubCo may not redeem, repurchase or otherwise acquire (i) any Class A Shares (including upon forfeiture of any unvested Class A Shares) unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from PubCo an equal number of Common Units for the same price per security, (ii) any Series A Preferred Shares unless simultaneously the Company redeems, repurchases or otherwise acquires from PubCo an equal number of Series A Preferred Units for the same price per security, or (iii) any other Equity Securities of PubCo, unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from PubCo an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo for the same price per security. The Company may not redeem, repurchase or otherwise acquire (x) any Common Units from PubCo unless substantially simultaneously PubCo redeems, repurchases or otherwise acquires an equal number of Class A Shares for the same price per security from holders thereof, (y) any Series A Preferred Units from PubCo unless substantially simultaneously PubCo redeems, repurchases or otherwise acquires an equal number of Series A Preferred Shares for the same price per security from holders thereof, or (z) any other Equity Securities of the Company from PubCo unless substantially simultaneously PubCo redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of PubCo of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo. Notwithstanding the foregoing, to the extent that any consideration payable by PubCo in connection with the redemption or repurchase of any Equity Securities of PubCo consists (in whole or in part) of Equity Securities, then the redemption or repurchase of the corresponding Equity Securities of the Company shall be effectuated in an equivalent manner.
(g)    The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) (i) of the outstanding Equity Securities of the Company unless accompanied by an identical subdivision or combination, as applicable, of the outstanding PubCo Shares, with corresponding changes made with respect to any other exchangeable or convertible securities or (ii) of the Series A Preferred Units that is not accompanied by an identical subdivision or combination of Series A Preferred Shares to maintain at all times the One-to-One Ratio, unless such action is necessary to maintain at all times a one-to-one ratio between the number of Series A Preferred Units owned by PubCo, directly or indirectly, and the number of outstanding of Series A Preferred Shares, as contemplated by the first sentence of Section 3.3(c). Unless in connection with any action taken pursuant to Section 3.1(j), PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding PubCo Shares unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Common Units, with corresponding changes made with respect to any other exchangeable or convertible securities.
(h)    PubCo shall at all times keep available, solely for the purpose of Exchange Transactions and any Series A Preferred Conversions, out of its authorized but unissued Class A Shares, such number of Class A Shares that shall be issuable upon the exchange pursuant to an Exchange Transaction of all outstanding Common Units (other than those Common Units held by PubCo) and upon all Series A Preferred Conversions. PubCo covenants that all Class A Shares that shall be issued in an Exchange Transaction or the Series A Preferred Conversions shall, upon issuance thereof, be validly issued, fully paid and non-assessable. In addition, for so long as the Class A Shares are listed on a National Securities Exchange, PubCo shall use its reasonable best efforts to cause all Class A Shares issued in an Exchange Transaction or in a Series A Preferred Conversion to be listed on such National Securities Exchange at the time of such issuance.
(i)    Notwithstanding any other provision of this Agreement, the Company may redeem Units from PubCo for cash to fund any acquisition by PubCo of another Person; provided that promptly after such redemption and acquisition PubCo contributes or causes to be contributed, directly or indirectly, such Person or the assets and liabilities of such Person to the Company or any of its Subsidiaries in exchange for a number of Units equal to the number of Units so redeemed.
(j)    Notwithstanding any other provision of this Agreement (including Section 3.1(e)), if PubCo acquires or holds any material amount of cash in excess of any monetary obligations it reasonably anticipates (including as a result of the receipt of distributions pursuant to Section 5.2 for any period in excess of the PubCo Tax-Related Liabilities for such period), PubCo and the Managing Member may use such excess cash amount in such other manner, and make such other adjustments to or take such other actions with respect to the capitalization of PubCo and the Company and to the one-to-one exchange ratio between Common Units and Class A Shares, as PubCo determines to be fair and equitable to the shareholders of PubCo and to the Members and to preserve the intended economic effect of this Section 3.1 and the other provisions hereof.
Section 3.2.    Voting Rights. No Member has any voting right except with respect to those matters specifically reserved for a Member vote under the Act and for matters expressly requiring the approval of Members under this Agreement. Except as otherwise required by the Act, each Unit will entitle the holder thereof to one vote on all matters to be voted on by the Members as provided for in this Agreement. Except as otherwise expressly provided in this Agreement, the holders of Common Units having voting rights will vote together as a single class on all matters to be approved by the Members.
Section 3.3.    Capital Contributions; Unit Ownership.
(a)    Capital Contributions. Except as otherwise set forth in Section 3.1 with respect to the obligations of PubCo, no Member shall be required to make additional Capital Contributions.
(b)    Issuance of Additional Interests. Except as otherwise expressly provided in this Agreement, the Managing Member shall have the right to authorize and cause the Company to issue on such terms (including price) as may be determined by the Managing Member (i) subject to the limitations of Section 3.1, Series A Preferred Units, additional Equity Securities in the Company (including creating preferred interests or other classes or series of interests having such rights, preferences and privileges as determined by the Managing Member, which rights, preferences and privileges may be senior to the Common Units), and (ii) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable for Equity Securities in the Company; provided that, at any time following the date hereof, the Company shall not issue Equity Securities in the Company to any Person unless such Person shall have executed a counterpart to this Agreement and all other documents, agreements or instruments deemed necessary or desirable in the reasonable discretion of the Managing Member. Upon such issuance and execution, such Person shall be admitted as a Member of the Company. In that event, the Managing Member shall update the Company’s books and records to reflect such additional issuances. To the extent any Series A Preferred Units are issued under this Section 3.3(b), such series of Units shall be substantially economically equivalent to a series of preferred stock of PubCo; provided, that as long as there are any Members (other than PubCo and its Subsidiaries) no such new class or series of Units may be issued, in each case, except to the extent (and solely to the extent) the Company actually receives cash in an aggregate amount, or other property with a Fair Market Value in an aggregate amount, equal to the aggregate distributions that would be made in respect of such series of Units if the Company were liquidated immediately after the issuance of such series of Units. Subject to Section 11.1, the Managing Member is hereby authorized to amend this Agreement to set forth the designations, preferences, rights, powers and duties of such additional Equity Securities in the Company, or such other amendments that the Managing Member determines to be otherwise necessary or appropriate in connection with the creation, authorization or issuance of, any class or series of Equity Securities in the Company pursuant to this Section 3.3(b); provided that, notwithstanding the foregoing, the Managing Member shall have the right to amend this Agreement as set forth in this sentence without the approval of any other Person (including any Member) and notwithstanding any other provision of this Agreement (including Section 11.1) if such amendment is necessary, and then only to the extent necessary, in order to consummate any offering of PubCo Shares or other Equity Securities of PubCo provided that the designations, preferences, rights, powers and duties of any such additional Equity Securities of the Company as set forth in such amendment are substantially similar to those applicable to such PubCo Shares or other Equity Securities of PubCo.
(c)    Maintenance of One-to-One Ratio. Except as otherwise determined by the Managing Member, the Company, the Managing Member and PubCo shall undertake all actions, including, without limitation, an issuance, reclassification, distribution, division or recapitalization, with respect to the Units, the Class A Shares, the Class V Shares, or the Series A Preferred Shares, as applicable, to maintain at all times (i) a one-to-one ratio between the number of Series A Preferred Units owned by PubCo, directly or indirectly, and the number of outstanding Series A Preferred Shares, (the “One-to-One Ratio”), disregarding, for purposes of maintaining the One-to-One Ratio, (A) treasury stock or (B) preferred stock or other debt or Equity Securities (including any corresponding rights) issued by the PubCo that are convertible into or exercisable or exchangeable for Class A Shares (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by PubCo to the equity capital of the Company); provided that, in each of the foregoing cases of clause (B), the issuance of Class A Shares in connection with the conversion, exercise or exchange, as applicable, of such preferred stock or other debt or Equity Securities, as applicable, shall not be disregarded for purposes of this Section 3.3(c). Except as otherwise determined by the Managing Member, in the event PubCo issues, transfers or delivers from treasury stock or repurchases or redeems Class A Shares in a transaction not contemplated in this Agreement, the Managing Member, PubCo and the Company shall take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the number of outstanding Units owned, directly or indirectly, by PubCo will equal on a one-for-one basis the number of outstanding Class A Shares.
Section 3.4.    Capital Accounts. A Capital Account shall be maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2) (iv) and, to the extent consistent with such regulations, the other provisions of this Agreement. Each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 4.1 and any other items of income or gain allocated to such Member pursuant to Section 4.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 4.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 4.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). If a Transfer of Units is made in accordance with this Agreement, the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l).
Section 3.5.    Other Matters.
(a)    No Member shall be entitled to a return on or of its Capital Contributions or withdraw from the Company without the consent of the Managing Member.
(b)    No Member shall receive any interest, salary, compensation, draw or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise solely in its capacity as a Member, except as otherwise provided in Section 6.7 or as otherwise contemplated by this Agreement.

(c)    The Liability of each Member shall be limited as set forth in the Act and other applicable Law and, except as expressly set forth in this Agreement or required by Law, no Member (or any of its Affiliates) shall be personally liable, whether to the Company, any of the other Members, the creditors of the Company, or any other third party, for any debt or Liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.
(d)    Except as otherwise required by the Act, a Member shall not be required to restore a deficit balance in such Member’s Capital Account, to lend any funds to the Company or, except as otherwise set forth herein, to make any additional contributions or payments to the Company.
(e)    The Company shall not be obligated to repay any Capital Contributions of any Member.
Section 3.6.    Redemption of Units. In connection with a PubCo Approved Change of Control, PubCo shall have the right, in its sole discretion, to require each Member (other than PubCo) to effect a Redemption of all of such Member’s Units (together with the corresponding number of Class V Shares, as applicable) in exchange for a number of Class A Shares equal to the number of Units being so redeemed; provided, however, that if any Member owns more than 10% of the total number of outstanding Units at the time of a PubCo Approved Change of Control, PubCo shall use commercially reasonable efforts to consult and cooperate with such Member to structure such Redemption in a tax efficient manner mutually agreeable to such Member and PubCo. Any Redemption pursuant to this Section 3.6 shall be effective immediately prior to and conditioned upon the consummation of the PubCo Approved Change of Control (the “Change of Control Exchange Date”). From and after the Change of Control Exchange Date, (i) the Units and Class V Shares subject to such Redemption shall be deemed to be transferred to PubCo on the Change of Control Exchange Date and (ii) such Member shall cease to have any rights with respect to the Units and Class V Shares subject to such Redemption (other than the right to receive Class A Shares pursuant to such Redemption). PubCo shall provide written notice of an expected PubCo Approved Change of Control to all Members within the earlier of (x) 5 Business Days following the execution of the agreement with respect to such PubCo Approved Change of Control and (y) 10 Business Days before the proposed date upon which the contemplated PubCo Approved Change of Control is to be effected, indicating in such notice such information as may reasonably describe the PubCo Approved Change of Control transaction, subject to applicable Law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for Class A Shares in the PubCo Approved Change of Control, any election with respect to types of consideration that a holder of Class A Shares, as applicable, shall be entitled to make in connection with such PubCo Approved Change of Control, and the number of Units (and the corresponding Class V Shares) held by such Member that PubCo intends to require to be subject to such Redemption. Following delivery of such notice and on or prior to the Change of Control Exchange Date, the Members shall take all actions reasonably requested by PubCo to effect such Redemption, including taking any action and delivering any document required pursuant to the remainder of this Section 3.6 to effect a Redemption. Nothing contained in this Section 3.6 shall limit the right of any Member to vote for or participate in any proposed Change of Control of PubCo with respect to such Member’s Class V Shares.
ARTICLE IV

ALLOCATIONS OF PROFITS AND LOSSES
Section 4.1.    Profits and Losses. After giving effect to the allocations under Section 4.2 and subject to Section 4.4, Profits and Losses (and, to the extent determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Fiscal Year or other taxable period shall be allocated among the Members during such Fiscal Year or other taxable period in a manner such that, after giving effect to the special allocations set forth in Section 4.2 and all distributions through the end of such Fiscal Year or other taxable period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the amount such Member would receive pursuant to Section 10.2(b) if all assets of the Company on hand at the end of such Fiscal Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 10.2(b), to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets. For the avoidance of doubt, the Series A Preferred Units will be treated as a partnership interest in the Company that is “convertible equity” within the meaning of Treasury Regulation Section 1.721-2(g)(3). The initial Capital Account balance and Per Unit Capital Amount in respect of each Series A Preferred Unit shall be the Series A Preferred Contribution Amount, as such amount may be adjusted in accordance with the Securities Purchase Agreement.
Section 4.2.    Special Allocations. The following allocations shall be made in the following order:
(a)    Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Members on a pro rata basis, in accordance with the number of Units owned by each Member as of the last day of such Fiscal Year or other taxable period. The amount of Nonrecourse Deductions for a Fiscal Year or other taxable period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year or other taxable period over the aggregate amount of any distributions during that Fiscal Year or other taxable period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).

(b)    Any Member Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.7042(i). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 4.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.
(c)    Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Company Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 4.2(c), each Member shall be specially allocated items of Company income and gain for such Fiscal Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This Section 4.2(c) is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(d)    Notwithstanding any other provision of this Agreement except Section 4.2(c), if there is a net decrease in Member Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Member Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 4.2(d)), each Member shall be specially allocated items of Company income and gain in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This Section 4.2(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(e)    Notwithstanding any provision hereof to the contrary except Section 4.2(a) and Section 4.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Fiscal Year or other taxable period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 4.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.
(f)    Notwithstanding any provision hereof to the contrary except Section 4.2(c) and Section 4.2(d), if any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Fiscal Year or other taxable period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 4.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.2(f) were not in this Agreement. This Section 4.2(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
(g)    If any Member has a deficit balance in its Capital Account at the end of any Fiscal Year or other taxable period that is in excess of the sum of (i) the amount that such Member is obligated to restore and (ii) the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g) (1) and 1.704-2(i)(5), that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.2(g) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in this Article IV have been made as if Section 4.2(f) and this Section 4.2(g) were not in this Agreement.
(h)    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such Section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
(i)    The allocations set forth in Section 4.2(a) through Section 4.2(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of

Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 4.2(i) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.
(j)    Items of income, gain, loss, expense or credit resulting from a Covered Audit Adjustment shall be allocated to the Members in accordance with the applicable provisions of the Partnership Tax Audit Rules, as reasonably determined by the Managing Member.
(k)    Notwithstanding any other provision of Section 4.2, Section 4.3 and Section 4.4 (other than the Regulatory Allocations), prior to all other allocations:
(i)    Items of Company gross income and gain (which, for the avoidance of doubt, shall not include any item of expense, loss or deduction) shall be allocated to the Series A Preferred Units until the aggregate amount of gross income and gain allocated to such Series A Preferred Units pursuant hereto for the applicable current Fiscal Year or other taxable period and all previous taxable periods is equal to the cumulative amount of the sum of (without duplication):
(A)    all Cash Distributions and Unit Distributions made with respect to such Series A Preferred Unit pursuant to Section 5.1(a), and
(B)    the aggregate economically accrued distributions on the Series A Preferred Units which shall, with respect to each outstanding Series A Preferred Unit, accrue on the Accrued Value at the Annual Rate on each Series A Preferred Unit, and shall be cumulative and accrue annually from and after the date hereof, but shall compound on an annual basis on each Annual Dividend Date.
(ii)    if (A) the date on which a liquidating event occurs there is at least one outstanding Series A Preferred Unit and (B) after having made all other allocations provided for in this Section 4.2 for the Fiscal Year or other taxable period in which the liquidating event occurs, the Per Unit Capital Amount of each Series A Preferred Unit would not equal or exceed the Series A Liquidation Value, then items of income, gain, loss and deduction for such Fiscal Year or other taxable period shall instead be allocated among the Members in a manner determined appropriate by the Managing Member so as to cause, to the maximum extent possible, the Per

Unit Capital Amount in respect of each Series A Preferred Unit to equal the Series A Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). In the event that (x) the date on which a liquidating event occurs is on or before the date (not including any extension of time) prescribed by law for the filing of the Company’s federal income tax return for the Fiscal Year or other taxable period immediately prior to the Fiscal Year or other taxable period in which the liquidating event occurs and (y) the reallocation of items for the Fiscal Year or other taxable period in which the liquidating event occurs as set forth above in this Section 4.2(k)(ii) fails to achieve the Per Unit Capital Amounts described above, then items of income, gain, loss and deduction for such Fiscal Year or other taxable period shall be allocated among all Members in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 4.2(k)(ii), cause the Per Unit Capital Amount in respect of each Series A Preferred Unit to equal the Series A Liquidation Value.
Section 4.3.    Allocations for Tax Purposes in General.
(a)    Except as otherwise provided in this Section 4.3, each item of income, gain, loss, deduction and credit of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Section 4.1 and Section 4.2.
(b)    In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Section 704(c) of the Code to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using such method or methods determined by the Managing Member to be appropriate and in accordance with the applicable Treasury Regulations; provided, that the Managing Member will use the “traditional method,” under Treasury Regulations Section 1.704-3(b) with respect to the assets owned by the Company immediately following the Business Combination.
(c)    Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions to the maximum extent permissible by Law, and (ii) recapture of grants or credits shall be allocated to the Members in accordance with applicable Law.
(d)    Tax credits of the Company shall be allocated among the Members as provided in Treasury Regulation Sections 1.704-1(b)(4)(ii) and 1.704-1(b)(4)(viii).

(e)    Allocations pursuant to this Section 4.3 are solely for purposes of U.S. federal, state and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.
(f)    If, as a result of an exercise of a noncompensatory option (including with respect to the Series A Preferred Conversion) to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).
Section 4.4.    Other Allocation Rules.
(a)    The Members are aware of the income tax consequences of the allocations made by this Article IV and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this Article IV in reporting their share of Company income and loss for income tax purposes.
(b)    The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 3.4 and the allocations set forth in Section 4.1, Section 4.2, and Section 4.3 are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Managing Member determines that the application of the provisions in Section 3.4, Section 4.1, Section 4.2, or Section 4.3 would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Managing Member is authorized to make any appropriate adjustments to such provisions.
(c)    All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been Transferred shall be allocated between the Transferor and the Transferee in accordance with a method determined by the Managing Member and permissible under Section 706 of the Code and the Treasury Regulations thereunder.
(d)    The Members’ proportionate share/s of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated to the Members on a pro rata basis, in accordance with the number of Units owned by each Member unless otherwise determined by the Managing Member.
Section 4.5.    Rights of Series A Preferred Units.
(a)    PubCo shall be entitled to receive liquidating distributions in respect of the Series A Preferred Units in the manner set forth in Section 10.2(b)(iii). PubCo shall be entitled to receive distributions other than liquidating distributions in respect of the Series A Preferred Units in the manner set forth in Section 5.1(a) and Section 5.2(a).

(b)    Except as provided in the following sentence, the holders of the Series A Preferred Units shall not be entitled to vote on any matters requiring the approval or vote of the holders of Units, except as required by applicable law. Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by the Act, and all other voting rights granted under this Agreement, the affirmative vote of the holders of a majority of the outstanding Series A Preferred Units, voting separately as a class based upon one vote per Series A Preferred Unit, shall be necessary on any matter that (i) adversely affects any of the rights, preferences and privileges of the Series A Preferred Units or (ii) amends or modifies any of the terms of the Series A Preferred Units.
(c)    Each time that a share of Series A Preferred Stock is converted into Class A Shares, an equal number of Series A Preferred Units shall automatically convert (without any further action of the Company or PubCo) into Common Units at the same conversion ratio as applied to the conversion of the Series A Preferred Shares into Class A Shares (the “Series A Preferred Conversion”).
(d)    Immediately prior to the time that a share of Series A Preferred Stock is to be repurchased or redeemed by PubCo, the Company shall repurchase or redeem an equal number of Series A Preferred Units in exchange for the same consideration that is to be paid by PubCo in the repurchase or redemption of the Series A Preferred Shares. For example, if 100,000 Series A Preferred Shares are to be repurchased by PubCo in exchange for $3,000,000 in cash and 400,000 Class A Shares, then 100,000 Series A Preferred Units shall be repurchased by the Company from PubCo in exchange for $3,000,000 in cash and 400,000 Common Units.
(e)    Notwithstanding Section 4.5(c) and Section 4.5(d), no repurchase, redemption or conversion shall be effected to the extent such repurchase, redemption or conversion would render the Company insolvent or violate the Act or applicable Law. For purposes of the foregoing sentence, “insolvency” means the inability of the Company to meet its payment obligations when due. Notwithstanding Section 4.5(d), no repurchase or redemption of the Series A Preferred Units shall be required or effected if such redemption would cause the Series A Preferred Units to be treated as “disqualified stock,” “disqualified capital stock” or any equivalent term under any credit agreement, loan agreement, indenture or other credit facility to which the Company is a party at the time of the repurchase or redemption.
(f)    It is intended that the conversion right applicable to the Series A Preferred Units will be treated as a noncompensatory option within the meaning of Regulations Section 1.721-2(f). Consistent with such intention, the Company shall comply with the allocation provisions set forth in Treasury Regulations Sections 1.704-1(b)(2) (iv)(s) and 1.704-1(b)(4)(x) (including making any required “corrective” allocations in accordance with those Regulations) and other applicable provisions in this Agreement.

ARTICLE V

DISTRIBUTIONS
Section 5.1.    Distributions.
(a)    Distributions on Series A Preferred Units. After making provision for distributions under Section 5.2 and subject to Section 5.1(e), distributions shall, with respect to each outstanding Series A Preferred Unit, accrue on the Accrued Value at the Annual Rate on each Series A Preferred Unit and shall be cumulative and accrue annually from and after the date hereof, but shall compound on an annual basis on each Annual Dividend Date (the “Accrued Distributions”), provided, however, that such distribution shall occur only to the extent that allocations are made to the Series A Preferred Units pursuant to Section 4.2(k)(i). Such distributions may be paid in cash (“Cash Distribution”), if the PubCo declares dividends payable with respect to the Series A Preferred Stock in cash, or in additional Series A Preferred Units (“Unit Distributions”), if the PubCo declares dividends payable with respect to the Series A Preferred Stock in additional Series A Preferred Shares, and shall be payable only to the extent that an equal amount of cash dividends or Series A Preferred Stock dividends are declared by the PubCo with respect to the Series A Preferred Stock. When so declared, such Cash Distribution or Unit Distribution shall be payable immediately prior to the time that PubCo pays the corresponding dividend with respect to the Series A Preferred Stock. Once a Cash Distribution or Unit Distribution has been made under this Section 5.1(a) in respect of an Accrued Distribution, the amount of Accrued Distributions shall be reduced by the amount of such Cash Distribution or Unit Distribution.
(b)    Other Distributions. After making or providing for any Distribution under Section 5.1(a) and Section 5.2, to the extent permitted by applicable Law and hereunder, and except as otherwise provided in Section 10.2, distributions to Members may be declared by the Managing Member out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the Managing Member shall determine using such record date as the Managing Member may designate; any such distribution shall be made to the Members as of the close of business on such record date on a pro rata basis (provided that repurchases or redemptions made in accordance with Section 3.1(f), distributions made in accordance with Section 5.2(a), or payments made in accordance with Section 6.2 or Section 6.7 need not be on a pro rata basis), in accordance with the number of Units owned by each Member as of the close of business on such record date; provided, however, that the Managing Member shall have the obligation to make distributions as set forth in Section 5.2 and Section 10.2(b)(iii).
(c)    Successors. For purposes of determining the amount of distributions, each Member shall be treated as having made the Capital Contributions and as having received the distributions made to or received by its predecessors in respect of any of such Member’s Units.
(d)    Distributions In-Kind. Except as otherwise provided in this Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Managing Member. Except for repurchases or redemptions made in accordance with Section 3.1(f) or payments made in accordance with Section 6.2 or Section 6.7, in the event of any distribution of (i) property in kind or (ii) both cash and property in kind, each Member shall be distributed its proportionate share of any such cash so distributed and its proportionate share of any such property so distributed in kind (based on the Fair Market Value of such property). To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 5.1(a) or Section 5.1(b), and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Section 4.1 and Section 4.2.
(e)    PubCo Exception. PubCo shall not be entitled to receive, with respect to any Series A Preferred Units that are converted pursuant to a Series A Preferred Conversion, any payment of distributions declared pursuant to Section 5.1(a) if such distribution follows the date on which such Series A Preferred Conversion occurs.
Section 5.2.    Tax-Related Distributions. The Company shall, make distributions out of legally available funds (“Tax Distributions”) to:
(a)    PubCo, at such times and in such amounts as the Managing Member reasonably determines is necessary to enable PubCo to timely satisfy all of its U.S. federal, state and local and non-U.S. tax liabilities with respect to any items of gross income and gain allocated to it with respect to the Series A Preferred Units (the “Preferred Unit Related Taxes”); provided, that in no circumstances shall the amounts distributed pursuant to this Section 5.2(a) exceed PubCo’s actual U.S. federal, state and local and non-U.S. cash tax liabilities with respect to such taxable year; provided, further, that the amounts distributable pursuant to this Section 5.2(a) shall be reduced, in the reasonable discretion of the Managing Member, to the extent the amount distributable to PubCo pursuant to Section 5.2(b) exceeds PubCo’s actual tax obligations (excluding Preferred Unit Related Taxes) and its obligations pursuant to the Tax Receivable Agreement for the relevant taxable year or quarter, as applicable. For the avoidance of doubt, any excess Tax Distributions pursuant to this Section 5.2(a) that a Member receives with respect to any Taxable Year shall reduce future Tax Distributions otherwise required to be made to such Member with respect to any subsequent Taxable Year, but shall not reduce Tax Distributions made to a Member to provide such Member with its Unit percentage interest of Tax Distributions made pursuant to Section 5.2(b); and

(b)    all Members on a pro rata basis, in accordance with the number of Common Units owned by each Member, at such times (but no less frequently than quarterly and no later than five (5) days before the date specified in Section 6655(c)(2) of the Code) and in such amounts as the Managing Member reasonably determines is necessary (taking into account any distributions previously made pursuant to this Section 5.2(b) or reasonably expected to be made pursuant to Section 5.1(b), but in the case of distributions pursuant to Section 5.1(b) only to the extent made reasonably contemporaneously with such tax-related distribution), to enable PubCo to timely satisfy any PubCo Tax-Related Liabilities (other than Preferred Unit Related Taxes) and all Members to timely satisfy any Tax-Related Liabilities. The Managing Member’s determination pursuant to this Section 5.2(b) shall take into account, among other factors, (i) the availability (or unavailability) of a federal deduction for state and local taxes, (ii) the various components of the Member’s distributive share from the Company as taxable at appropriate tax rates depending on character of income, and (iii) any minimum taxes, alternative minimum taxes, taxes on investment income, tax surcharges, special income taxes on high income taxpayers, special taxes imposed on income of a special character, and other similar taxes.
(c)    Any amounts distributed with respect to the Series A Preferred Units or the Common Units as a Tax Distribution shall be treated for all purposes under this Agreement as an advance against any distributions to which the holders of the Common Units would otherwise be entitled to receive under Section 5.1(b). For the avoidance of doubt, Tax Distributions made pursuant to Section 5.2(a) or Section 5.2(b) shall not be treated as an advance of or reduce distributions pursuant to Section 5.1(a) in respect of the Series A Preferred Units.
Section 5.3.    Distribution Upon Withdrawal. No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Interest in the Company as a result of withdrawal from the Company prior to the liquidation of the Company, except as specifically provided in this Agreement.
ARTICLE VI

MANAGEMENT
Section 6.1.    The Managing Member; Fiduciary Duties.
(a)    PubCo shall be the sole Managing Member of the Company. Except as otherwise required by Law, (i) the Managing Member shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Managing Member, and the Managing Member shall make all decisions regarding the business, activities and operations of the Company (including the incurrence of costs and expenses) without the consent of any other Member, and (iii) the Members other than the Managing Member (in their capacity as such) shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company.
(b)    Except as otherwise provided herein, in connection with the performance of its duties as the Managing Member of the Company, the Managing Member acknowledges that it will owe to the Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation under the DGCL if it were a member of the board of directors of such a corporation and the Members were stockholders of such corporation; provided, that all Members acknowledge and agree that the Managing Member shall owe no fiduciary or other duty to any Member where this Agreement provides that the Managing Member may act or otherwise proceed in its sole discretion. The Members further acknowledge that the Managing Member will take action through its board of directors, PubCo, and that the members of PubCo’s board of directors will owe comparable fiduciary duties to the stockholders of PubCo.
Section 6.2.    Indemnification; Exculpation.
(a)    The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable Law as it presently exists or may hereafter be amended (provided, that no such amendment shall limit a Covered Person’s rights to indemnification hereunder with respect to any actions or events occurring prior to such amendment), any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that such person (or a person for whom such person is the legal representative or a director, officer or employee) is or was a person entitled to indemnification under this Agreement, or is a Member, or acting as the Managing Member or Company Representative of the Company or, while being a person entitled to indemnification under this Agreement, a Member, or acting as the Managing Member or Company Representative of the Company, is or was serving at the request of the Company as a member, director, officer, trustee, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (each of the persons referred to above in this Section 6.2(a) being referred to as a “Covered Person”), whether the basis of such Proceeding is alleged action or failure of action in an official capacity as a member, director, officer, trustee, employee or agent, or in any other capacity while serving as a member, director, officer, trustee, employee or agent, against all costs, expenses (including reasonable attorneys’ fees), liability and loss incurred or suffered by such Covered Person in connection with such Proceeding, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgements and agreements set forth in this Agreement, such Covered Person breached the terms of this Agreement or any duties owed to the Company or the Members. The Company shall, to the fullest extent not prohibited by applicable Law as it presently exists or may hereafter be amended (provided, that no such amendment shall limit a Covered Person’s rights to indemnification hereunder with respect to any actions or events occurring prior to such amendment), pay the costs and expenses (including reasonable attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that to the extent required by applicable Law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that the Covered Person is not entitled to be indemnified under this Section 6.2(a) or otherwise. The rights to indemnification and advancement of expenses under this Section 6.2(a) shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a member, director, officer, trustee, employee or agent and shall inure to the benefit of his heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 6.2(a), except for Proceedings to enforce rights to indemnification and advancement of expenses, the Company shall indemnify and advance expenses to a Covered Person in connection with a Proceeding (or part thereof) initiated by such Covered Person only if such Proceeding (or part thereof) was authorized by the Managing Member. If this Section 6.2(a) or any portion of this Section 6.2(a) shall be invalidated on any ground by a court of competent jurisdiction the Company shall nevertheless indemnify each Covered Person as to expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal or administrative, including a grand jury proceeding or action or suit brought by or in the right of the Company, to the full extent permitted by any applicable portion of this Section 6.2(a) that shall not have been invalidated.
(b)    Subject to other applicable provisions of this Section 6.2, to the fullest extent permitted by applicable Law, the Covered Persons shall not be liable to the Company, any Subsidiary, any director, any Member or any holder of any equity interest in any Subsidiary by virtue of being a Covered Person or for any acts or omissions in their capacity as a Covered Person or otherwise in connection with the Company, this Agreement or the business and affairs of the Company and its Subsidiaries unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such losses or liabilities were the result of conduct in which such Covered Person breached the terms of this Agreement or any duties owed to the Company or the Members.
Section 6.3.    Maintenance of Insurance or Other Financial Arrangements. In compliance with applicable Law, the Company (with the approval of the Managing Member) may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Member, employee or agent of the Company, or at the request of the Company is or was serving as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any Liability asserted against such Person and Liability and expenses incurred by such Person in such Person’s capacity as such, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such Liability and expenses.
Section 6.4.    Resignation and Replacement of Managing Member. PubCo (or its successor, as applicable) shall not, by any means, resign as, cease to be or be replaced as Managing Member except in compliance with this Section 6.4. The Members shall have no right to remove or replace the Managing Member. No resignation by PubCo (or its successor, as applicable) as Managing Member, and no replacement of PubCo (or its successor, as applicable) as Managing Member, shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of PubCo, its successor (if applicable) and any new Managing Member and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than PubCo (or its successor, as applicable) as Managing Member shall be effective unless PubCo (or its successor, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against PubCo (or its successor, as applicable) and the new Managing Member (as applicable), to cause (i) PubCo (or its successor, as applicable) to comply with all of PubCo’s or such member’s obligations under this Agreement other than those that must necessarily be taken in its capacity as Managing Member and (ii) the new Managing Member to comply with all of the Managing Member’s obligations under this Agreement.
Section 6.5.    No Inconsistent Obligations. The Managing Member represents that it does not have any contracts, other agreements, duties or obligations that are inconsistent with its duties and obligations (whether or not in its capacity as Managing Member) under this Agreement and covenants that, except as permitted by Section 6.1, it will not enter into any contracts or other agreements or undertake or acquire any other duties or obligations that are inconsistent with such duties and obligations.
Section 6.6.    Reclassification Events of PubCo. PubCo shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of PubCo (in whatever capacity) under this Agreement, the Amended and Restated Exchange Agreement, and the BAG Contribution and Exchange Agreement.
Section 6.7.    Certain Costs and Expenses. The Company shall (i) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company and its Subsidiaries (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company and its Subsidiaries) incurred in pursuing and conducting, or otherwise related to, the activities of the Company and (ii) reimburse the Managing Member for any costs, fees or expenses incurred by it in connection with serving as the Managing Member. To the extent that the Managing Member determines that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company or its Subsidiaries, the Managing Member may cause the Company to pay or bear all expenses of PubCo; provided that the Company shall not pay or bear any income tax obligations of PubCo or any obligations of PubCo pursuant to the Tax Receivable Agreement. If (i) Equity Securities of PubCo are sold to underwriters in any Public Offering at a price per share that is lower than the price per share for which such Equity Securities of PubCo are sold to the public in such Public Offering after taking into account any Discounts and (ii) the proceeds from such Public Offering are not used to fund an Exchange Transaction but are instead contributed to the Company, the Company shall reimburse PubCo for such Discount by treating such Discount as an additional Capital Contribution made by PubCo to the Company in respect of Equity Securities pursuant to Section 3.1(e), and increasing the Capital Account of PubCo by the amount of such Discount. Any payments made to or on behalf of PubCo pursuant to this Section 6.7 shall not be treated as a distribution pursuant to Section 5.1(b) but shall instead be treated as an expense of the Company.
ARTICLE VII

ROLE OF MEMBERS
Section 7.1.    Rights or Powers.
(a)    Other than the Managing Member, the Members, acting in their capacity as Members, shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. A Member, any Affiliate thereof or an employee, stockholder, agent, director or officer of a member or any Affiliate thereof, may also be an officer, manager, director, or employee or be retained as an agent of the Company. The existence of these relationships and acting in such capacities will not result in the Member (other than the Managing Member) being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member. Except as specifically provided herein, a Member (other than the Managing Member) shall not, in its capacity as a Member, take part in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.
(b)    The Company shall promptly (but in any event within 3 Business Days) notify the Members in writing if, to the Company’s knowledge, for any reason, it would be an “investment company” within the meaning of the Investment Company Act, but for the exceptions provided in Section 3(c)(1) or 3(c)(7) thereunder.
Section 7.2.    Voting.
(a)    Meetings of the Members may be called upon the written request of the Managing Member or Members holding at least fifty percent (50%) of the outstanding Common Units. Such request shall state the location of the meeting and the nature of the business to be transacted at the meeting. Written notice of any such meeting shall be given to all Members not less than two (2) Business Days and not more than thirty (30) days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at any meeting of the Members and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in Section 7.2(d). Except as otherwise expressly provided in this Agreement, the affirmative vote of the Members holding a majority of the outstanding Common Units shall constitute the act of the Members.
(b)    Each Member may authorize any Person or Persons to act for it by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by such Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.
(c)    Each meeting of Members shall be conducted by the Managing Member or such individual Person as the Managing Member deems appropriate.
(d)    Any action required or permitted to be taken by the Members may be taken without a meeting if the requisite Members whose approval is necessary consent thereto in writing. Prompt written notice of any action taken without a meeting shall be provided to each Member who did not consent thereto in writing.
Section 7.3.    Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time-to-time act in various capacities, including as a Member and as the Company Representative.
ARTICLE VIII

TRANSFERS OF INTERESTS
Section 8.1.    Restrictions on Transfer.
(a)    Except as provided in this Article VIII, no Member shall Transfer all or any portion of its Interest without the Managing Member’s prior written consent, which consent shall be granted or withheld in the Managing Member’s sole discretion. If all or any portion of a Member’s Interests are Transferred in violation of this Section 8.1(a), involuntarily, by operation of law or otherwise, then without limiting any other rights and remedies available to the other parties under this Agreement or otherwise, the Transferee of such Interest (or portion thereof) shall not be admitted to the Company as a Member or be entitled to any rights as a Member hereunder, and the Transferor will continue to be bound by all obligations hereunder. Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 8.1(a) shall be null and void and of no force or effect whatsoever. The restrictions on Transfer contained in this Article VIII shall not apply to the Transfer of any capital stock of PubCo; except that in no circumstance may Class V Shares be Transferred unless a corresponding number of Common Units are Transferred to the same Person and in no circumstance may Common Units may be Transferred unless a corresponding number of Class V Shares are also Transferred to the same Person.
(b)    In addition to any other restrictions on Transfer herein contained, in no event may any Transfer or assignment of Equity Securities in the Company by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Equity Securities in the Company; (ii) if the Managing Member reasonably determines such Transfer (A) would be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treasury Regulations Section 1.7704-1, (B) would result in the Company having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), or (C) would cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision or otherwise become taxable as a corporation under the Code; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3 (14) of ERISA) or a “disqualified person” (as defined in Section 4975(e) (2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of any Equity Securities issued upon any exchange of any Equity Securities, pursuant to any applicable U.S. federal or state securities Laws; or (vi) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940, each as amended (or any succeeding law). Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 8.1(b) shall be null and void and of no force or effect whatsoever.
(c)    Notwithstanding the provisions in Section 8.1(a), but subject to the other provisions in this Article VIII, Members (other than PubCo) may Transfer all or a portion of their Equity Securities in the Company to any Qualified Transferee without the consent of any other Member or Person.
(d)    Notwithstanding anything to the contrary in this Section 8.1, each of HHC and Markel may Transfer Common Units in Exchange Transactions pursuant to, and in accordance with, the Amended and Restated Exchange Agreement.
(e)    Notwithstanding anything to the contrary in this Section 8.1, each of the BAG Members may Transfer Common Units in Exchange Transactions pursuant to, and in accordance with, the BAG Contribution and Exchange Agreement.

(f)    A Member making a Transfer permitted by this Agreement shall, unless otherwise determined by the Managing Member, (i) at least ten (10) Business Days before such Transfer, have delivered to the Company and the Transferee an affidavit of non-foreign status with respect to such Transferor that satisfies the requirements of Section 1446(f) (2) of the Code or other documentation establishing a valid exemption from withholding pursuant to Section 1446(f) of the Code or (ii) contemporaneously with such Transfer, properly withhold and remit to the Internal Revenue Service the amount of tax required to be withheld upon the Transfer by Section 1446(f) of the Code (and provide evidence to the Company of such withholding and remittance promptly thereafter).
Section 8.2.    Notice of Transfer. Each Member shall, no later than 3 Business Days following any Transfer of Equity Securities in the Company, give written notice to the Company of such Transfer. Each such notice shall describe the manner and circumstances of the Transfer.
Section 8.3.    Transferee Members. A Transferee of Equity Securities in the Company pursuant to this Article VIII shall have the right to become a Member only if (a) the requirements of this Article VIII are met, (b) such Transferee executes an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement and assuming all of the Transferor’s then existing and future Liabilities arising under or relating to this Agreement, (c) such Transferee represents that the Transfer was made in accordance with all applicable securities Laws and such other customary representations as determined by the Managing Member, (d) the Transferor or Transferee shall have reimbursed the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer of all or a portion of a Member’s Interest, whether or not consummated, and (e) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Interest. Unless agreed to in writing by the Managing Member, the admission of a Member shall not result in the release of the Transferor from any Liability that the Transferor may have to each remaining Member or to the Company under this Agreement or any other Contract between the Managing Member, the Company or any of its Subsidiaries, on the one hand, and such Transferor or any of its Affiliates, on the other hand. Written notice of the admission of a Member shall be sent promptly by the Company to each remaining Member.
Section 8.4.    Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND THEIR OFFER AND SALE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE LIMITED LIABILITY COMPANY AGREEMENT OF THE HAGERTY GROUP, LLC AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER OF SUCH SECURITIES.”
ARTICLE IX

ACCOUNTING; CERTAIN TAX MATTERS
Section 9.1.    Books of Account. The Company shall, and shall cause each Subsidiary of the Company to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.
Section 9.2.    Tax Elections.
(a)    The Company and any eligible Subsidiary of the Company (i) shall make an election (or continue a previously made election) pursuant to Section 754 of the Code (and any similar provisions of applicable U.S. state or local law) for the taxable year of the Company that includes the date hereof and shall not thereafter revoke such election and (ii) shall use commercially reasonable efforts to ensure that any entity in which the Company holds a direct or indirect interest that is treated as a partnership for U.S. federal income tax purposes that does not meet the definition of “Subsidiary” herein, will have in effect an election pursuant to Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law). In addition, the Company shall make the following elections on the appropriate forms or tax returns, if permitted under the Code or applicable Law:
(i)    to adopt the calendar year as the Company’s Fiscal Year;
(ii)    to adopt the accrual method of accounting for U.S. federal income tax purposes;
(iii)    to elect to amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code;
(iv)    except where the Managing Member elects to apply Section 9.5(e), to make an election under Section 6226(a) of the Code, commonly known as the “push out” election, or any analogous election under state or local tax law, if applicable; and

(v)    except as otherwise provided herein, any other election the Managing Member deems appropriate.
(b)    Upon request of the Managing Member, each Member shall cooperate in good faith with the Company in connection with the Company’s efforts to make any election pursuant to this Section 9.2.
Section 9.3.    Tax Returns; Information. The Managing Member shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company. The Managing Member shall furnish to each Member a copy of each approved return and statement, together with any schedules (including Internal Revenue Service Schedule K-1) or other information that a Member may require in connection with such Member’s own tax affairs as soon as practicable. The Company shall also (a) provide each Member with an estimate of its share of the Company’s taxable income for each Fiscal Year by December 31 of such Fiscal Year, including an estimate of state and local apportionment information, (b) cause an estimated Internal Revenue Service Schedule K-1 or any successor form to be prepared and delivered to the Members within ninety (90) days after the end of each Fiscal Year, including any appropriate state and local apportionment information, and (c) deliver or cause to be delivered to the Members a final Internal Revenue Service Schedule K-1, including any appropriate state and local apportionment information, as soon as practicable, but in any event, at least forty-five (45) days prior the due date for such return (including any extensions). Each Member agrees to (a) take all actions reasonably requested by the Company or the Company Representative to comply with the Partnership Tax Audit Rules, including where applicable, filing amended returns as provided in Sections 6225 or 6226 of the Code and providing confirmation thereof to the Company Representative and (b) furnish to the Company (i) all reasonably requested certificates or statements relating to the tax matters of the Company (including an affidavit of non-foreign status pursuant to Section 1446(f)(2) of the Code), and (ii) all pertinent information in its possession relating to the Company’s operations that is reasonably necessary to enable the Company’s tax returns to be prepared and timely filed.
Section 9.4.    Company Representative. The Managing Member is specially authorized and appointed to act as the Company Representative and in any similar capacity under state or local Law. The Company Representative shall designate a “designated individual” in accordance with Treasury Regulations Section 301.6223-1(b)(3). The Company and the Members (including any Member designated as the Company Representative prior to the date hereof) shall cooperate fully with each other and shall use reasonable best efforts to cause the Managing Member (or any other Person subsequently designated) to become the Company Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired, including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d). In acting as Company Representative, the Managing Member shall act, to the maximum extent possible, to cause income, gain, loss, deduction, and credit of the Company, and adjustments thereto, to be allocated or borne by the Members in the same manner as such items or adjustments would have been borne if the Company could have effectively made an election under Section 6221(b) of the Code (commonly known as the “election out”) or similar state or local provision with respect to the taxable period at issue. The Company

Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as Company Representative.
Section 9.5.    Withholding Tax Payments and Obligations.
(a)    Withholding Tax Payments. Each of the Company and its Subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable Law, and each Member hereby authorizes the Company and its Subsidiaries to withhold or pay on behalf of or with respect to such Member, any amount of U.S. federal, state or local or non-U.S. taxes that the Managing Member determines that the Company or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement.
(b)    Allocation of Tax Payments. To the extent that any tax is paid by (or withheld from amounts payable to) the Company or any of its Subsidiaries and the Managing Member determines that such tax (including any Company Level Tax) specifically relates to one or more particular Members, such tax shall be treated as an amount of tax withheld or paid with respect to such Member pursuant to this Section 9.5.
(c)    Tax Contribution and Indemnity Obligation. Any amounts withheld or paid with respect to a Member pursuant to Section 9.5(a) or Section 9.5(b) (other than the payment of Company Level Taxes) shall be offset against any distributions to which such Member is entitled concurrently with such withholding or payment (a “Tax Offset”); provided that the amount of any distribution subject to a Tax Offset shall be treated as having been distributed to such Member pursuant to Section 5.1 or Section 10.2(b)(iii) at the time such Tax Offset is made. To the extent that (i) the amount of such Tax Offset exceeds the distributions to which such Member is entitled concurrently with such withholding or payment (an “Excess Tax Amount”), or (ii) there is a payment of Company Level Taxes relating to a Member, the amount of such (A) Excess Tax Amount or (B) Company Level Taxes, as applicable, shall, upon notification to such Member by the Managing Member, give rise to an obligation of such Member to make a capital contribution to the Company (a “Tax Contribution Obligation”), which Tax Contribution Obligation shall be immediately due and payable. If a Member defaults with respect to its Tax Contribution Obligation, the Company shall be entitled to offset the amount of a Member’s Tax Contribution Obligation against distributions to which such Member would otherwise be subsequently entitled until the full amount of such Tax Contribution Obligation has been contributed to the Company or has been recovered through offset against distributions and, any such offset shall be treated as distributed to such Member pursuant to Section 5.1 or Section 10.2(b), as applicable, at the time such offset is made for purposes of this Agreement. To the extent the Managing Member determines it is appropriate for purposes of properly maintaining Capital Accounts, (x) any payment by a

Member with respect to such Member’s Tax Contribution Obligation shall increase such Member’s Capital Account, but shall not reduce the amount (if any) that a Member is otherwise obligated to contribute to the Company, and (y) any recovery of such Tax Contribution Obligation through an offset against distributions to such Member shall not reduce such Member’s Capital Account by the amount of such offset. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Units to secure such Member’s obligation to pay the Company any amounts required to be paid pursuant to this Section 9.5. Each Member shall take such actions as the Company may reasonably request in order to perfect or enforce the security interest created hereunder. Each Member hereby agrees to indemnify and hold harmless the Company, the other Members, the Company Representative and the Managing Member from and against any liability (including any liability for Company Level Taxes) with respect to income attributable to or distributions or other payments to such Member.
(d)    Continued Obligations of Former Members. Any Person who ceases to be a Member shall be deemed to be a Member solely for purposes of this Section 9.5, and the obligations of a Member pursuant to this Section 9.5 shall survive until 30 days after the closing of the applicable statute of limitations on assessment with respect to the taxes withheld or paid by the Company or a Subsidiary that relate to the period during which such Person was actually a Member. If the Managing Member determines in its sole discretion that seeking indemnification for Company Level Taxes from a former Member is not practicable, or that seeking such indemnification failed, then, in either case, the Managing Member may (i) recover any liability for Company Level Taxes from the substituted Member that acquired directly or indirectly the applicable interest in the Company from such former Member or (ii) treat such liability for Company Level Taxes as a Company expense.
(e)    Managing Member Discretion Regarding Recovery of Taxes. Notwithstanding the foregoing, the Managing Member may choose not to recover an amount of Company Level Taxes or other taxes withheld or paid with respect to a Member under this Section 9.5 to the extent that there are no distributions to which such Member is entitled that may be offset by such amounts if the Managing Member determines, in its reasonable discretion, that such a decision would be in the best interests of the Members (e.g., where the cost of recovering the amount of taxes withheld or paid with respect to such Member is not justified in light of the amount that may be recovered from such Member).

ARTICLE X

DISSOLUTION AND TERMINATION
Section 10.1.    Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (each, a “Liquidating Event”):
(a)    the sale of all or substantially all of the assets of the Company; and
(b)    the determination of the Managing Member to dissolve, wind up, and liquidate the Company.
The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event and that no Member shall seek a dissolution of the Company, under Section 18802 of the Act or otherwise, other than based on the matters set forth in subsections (a) and (b) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Liquidating Event, the Members hereby agree to continue the business of the Company without a winding up or liquidation. In the event of a dissolution pursuant to Section 10.1(b), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 10.2 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with applicable Laws and regulations, unless, with respect to any class of Units, holders of a majority of the Units of such class consent in writing to a treatment other than as described above.
Section 10.2.    Procedure.
(a)    In the event of the dissolution of the Company for any reason, the Managing Member or such other Person as is designated by the Managing Member (“Winding-Up Member”) shall commence to wind up the affairs of the Company and, subject to Section 10.3(a), such Winding-Up Member shall have full right and unlimited discretion to determine in good faith the time, manner and terms of any sale or sales of the Property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share profits, losses and distributions during the period of liquidation in the same manner and proportion as though the Company had not dissolved. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Managing Member or the Winding-Up Member, as applicable, to preserve the value of the Company’s assets during the period of dissolution and liquidation.
(b)    Following the payment of all expenses of liquidation and the allocation of all Profits and Losses as provided in Article IV, the proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

(i)    first, to the payment and discharge of all of the Company’s debts and Liabilities to creditors (whether third parties or Members), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts;
(ii)    second, to set up such cash reserves which the Managing Member reasonably deems necessary for contingent or unforeseen Liabilities or future payments described in Section 10.2(b)(i) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of subsection (iii) or subsection (iv) below, as the case may be);
(iii)    third, to the Series A Preferred Units an amount equal to the greater of (A) the Accrued Value per Series A Preferred Unit and (B) the amount that such Member would have been entitled to receive if all of such Member’s Series A Preferred Units were converted into Common Units (at the Conversion Rate (as defined in the Certificate of Designations) then in effect) immediately prior to such liquidation, winding up or dissolution of the Company (regardless of whether the Series A Preferred Unit is then convertible pursuant to the terms hereof) (“Series A Liquidation Value”); and
(iv)    fourth, the balance to the Members, pro rata in accordance with the number of Common Units owned by each Member.
(c)    Except as provided in Section 10.3(a), no Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.
(d)    Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Managing Member or the Winding-Up Member, as the case may be, shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.
Section 10.3.    Rights of Members.
(a)    Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.
(b)    Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.
Section 10.4.    Notices of Dissolution. If a Liquidating Event occurs or an event occurs that would, but for the provisions of Section 10.1, result in a dissolution of the Company, the Company shall, within 30 days thereafter, (a) provide written notice thereof to each of the

Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Managing Member), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.
Section 10.5.    Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.
Section 10.6.    No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.
ARTICLE XI

GENERAL
Section 11.1.    Amendments; Waivers.
(a)    The terms and provisions of this Agreement may only be waived, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) with the approval of (y) the Managing Member and (z) if at such time the Members (other than PubCo) beneficially own, in the aggregate, more than 10% of the then-outstanding Common Units, the holders of greater than 50% of the outstanding Common Units held by Members other than PubCo; provided that no waiver, modification or amendment shall be effective until at least 5 Business Days after written notice is provided to the Members that the requisite consent has been obtained for such waiver, modification or amendment, and any Member, including any Member not providing written consent, shall have the right to undertake an Exchange Transaction prior to the effectiveness of such waiver, modification or amendment; provided further, that no amendment to this Agreement may:
(i)    modify the limited liability of any Member, or increase the liabilities or obligations of any Member, in each case, without the consent of each such affected Member; or
(ii)    materially alter or change any rights, preferences or privileges of any Interests in a manner that is different or prejudicial (or would have a different or prejudicial effect) relative to any other Interests, without the approval of a majority in interest of the Members holding the Interests affected in such a different or prejudicial manner.
(b)    Notwithstanding the provisions of Section 11.1(a), the Managing Member, acting alone, may amend this Agreement or update the books and records of the Company (i) to reflect the admission of new Members, Transfers of Interests, the issuance of additional Equity Securities, as provided by the terms of this Agreement, and, subject to Section 11.1(a), subdivisions or combinations of Units made in compliance with Section 3.1(g), (ii) to the minimum extent necessary to comply with or administer in an equitable manner the Partnership Tax Audit Rules in any manner determined by the Managing Member, and (iii) as necessary to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.
(c)    No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.
Section 11.2.    Further Assurances. Each party hereto agrees that it will from time to time, upon the reasonable request of another party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement.
Section 11.3.    Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon the parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party hereto may assign its rights hereunder except as herein expressly permitted.
Section 11.4.    Certain Representations by Members. Each Member (or, if such Member is disregarded for U.S. federal income tax purposes, such Member’s regarded owner for such purposes), by executing this Agreement and becoming a Member, whether by making a Capital Contribution, by admission in connection with a permitted Transfer, or otherwise, represents and warrants to the Company and the Managing Member, as of the date of its admission as a Member, that such Member is either (a) not a partnership, grantor trust, or a Subchapter S corporation for U.S. federal income tax purposes (e.g., an individual or a Subchapter C corporation), or (b) is a partnership, grantor trust, or a Subchapter S corporation for U.S. federal income tax purposes, but (i) permitting the Company to satisfy the 100-partner limitation set forth in Treasury Regulations Section 1.7704-1(h)(1)(ii) is not a principal purpose of any beneficial owner of such Member in investing in the Company through such Member and (ii) such Member was formed for business purposes prior to or in connection with the investment by such Member in the Company or for estate planning purposes.
Section 11.5.    Entire Agreement. This Agreement, together with all Exhibits and Schedules hereto and all other agreements referenced therein and herein, including the Alliance Agreement, the Business Combination Agreement, the Tax Receivable Agreement, the Amended and Restated Exchange Agreement, the Business Combination Registration Rights Agreement, the BAG Contribution and Exchange Agreement, the Securities Purchase Agreement and the Securities Purchase Registration Rights Agreement constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof or thereof except as specifically set forth herein and therein.

Section 11.6.    Rights of Members Independent. The rights available to the Members under this Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more or any combination of such rights may be exercised by a Member or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.
Section 11.7.    Governing Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal Law or are governed as a matter of controlling Law by the Law of the jurisdiction of organization of the respective parties.
Section 11.8.    Jurisdiction and Venue. The parties hereto hereby agree and consent to be subject to the jurisdiction of any federal court of the District of Delaware or the Delaware Court of Chancery over any action, suit or proceeding (a “Legal Action”) arising out of or in connection with this Agreement. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Legal Action. Each of the parties hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such Legal Action by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing in this Section 11.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.
Section 11.9.    Headings. The descriptive headings of the Articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.
Section 11.10.    Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.
Section 11.11.    Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person or transmitted electronically, or (b) mailed by certified or registered mail, postage prepaid, receipt requested as follows:
If to the Company or the Managing Member, addressed to it at:

P.O. Box 1303
Traverse City, MI 49685-1303
Attention: Patrick McClymont, Chief Financial Officer
E-mail: pmcclymont@hagerty.com
With copies (which shall not constitute notice) to:
P.O. Box 1303
Traverse City, MI 49685-1303
Attention: Diana Chafey, Chief Legal Officer
E-mail: dchafey@hagerty.com
or to such other address or to such other Person as either party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecommunication or electronically, when transmitted to the applicable number or electronic mail address so specified in (or pursuant to) this Section 11.11 and an appropriate answerback is received or, if transmitted after 4:00 p.m. local time on a Business Day in the jurisdiction to which such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which such notice is sent, then on the immediately following Business Day, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date 3 days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt.
Section 11.12.    Representation By Counsel; Interpretation. The parties acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.
Section 11.13.    Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect; provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.
Section 11.14.    Expenses. Except as otherwise provided in this Agreement, each party shall bear its own expenses in connection with the transactions contemplated by this Agreement.
Section 11.15.    Waiver of Jury Trial. EACH OF THE COMPANY, THE MEMBERS, THE MANAGING MEMBER AND ANY INDEMNITEES SEEKING REMEDIES HEREUNDER HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS

CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

Section 11.16.    No Third Party Beneficiaries. Except as expressly provided in Section 6.2 and Section 10.2(b), nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.
[Signatures on Next Page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.
COMPANY:
THE HAGERTY GROUP, LLC
By:    Hagerty, Inc.
Its: Managing Member
By:    /s/ McKeel Hagerty
Name:    McKeel O. Hagerty
Title:    Chief Executive Officer

MEMBERS:
HAGERTY, INC.
By:    /s/ McKeel Hagerty
Name: McKeel O. Hagerty
Title: Chief Executive Officer
HAGERTY HOLDING CORP.
By:    /s/ McKeel Hagerty
Name: McKeel O. Hagerty
Title: Chief Executive Officer
MARKEL GROUP INC.
By:     /s/ Michael R. Heaton
Name: Michael R. Heaton
Title: Executive Vice President and
Chief Operating Officer
QUADRIFOGLIO HOLDINGS LLC
By:    /s/ Kenneth Ahn
Name: Kenneth H. Ahn
Title: Managing Member
DINOSAUR COLLECTIBLES LLC
By:    /s/ Andrew Ruprecht
Name: Andrew Ruprecht
Title: Manager
WILLIAM (ALEXANDER) WEAVER
By: /s/ William Alexander Weaver
Name: William Alexander Weaver

WILLIAM RUPRECHT REVOCABLE TRUST 2013
By: /s/ Andrew Ruprecht
Name: William Ruprecht
Title: Trustee
VOLLGAS HOLDINGS LLC
By: /s/ Alain Squindo
Name: Alain Squindo
Title: Manager
CJ7 HOLDINGS, LLC
By: /s/ Michael J. Mortorano
Name: Michael J. Mortorano
Title: Manager
IAN S. KELLEHER
By: /s/ Ian S. Kelleher
Name: Ian Kelleher
DAVID SWIG
By: /s/ David Swig
Name: David Swig

DONNIE GOULD RESTORATIONS, INC.
By: /s/ Donnie Gould
Name: Donnie Gould
Title: President

CR RAMSEY POTTS
By: /s/ CR Ramsey Potts
Name: CR Ramsey Potts

EXHIBIT A

Members Unit Ownership Table

Member	Number of Common Units Owned	Number of Series A Preferred Units Owned
Hagerty Holding Corp.	166,552,156
Markel Group Inc.	75,000,000
Hagerty, Inc.	100,426,473	8,483,561
Quadrifoglio Holdings LLC	2,044,272
Dinosaur Collectibles LLC	415,833
William (Alexander) Weaver	342,762
William Ruprecht Revocable Trust	118,539
UTD 9/28/2000
Vollgas Holdings LLC	352,201
CJ7 Holdings, LLC	250,000
Ian S. Kelleher	108,606
David Swig	187,027
Donnie Gould Restorations, Inc.	156,279
CR Ramsey Potts	88,119
Total	346,042,267	8,483,561

EXHIBIT B

Amended and Restated Exchange Agreement

AMENDED AND RESTATED EXCHANGE AGREEMENT
AMENDED AND RESTATED EXCHANGE AGREEMENT (this “Agreement”), originally dated as of December 2, 2021 and amended and restated as of March 23, 2022 (the “Effective Date”), by and among Hagerty, Inc., a Delaware corporation (the “Corporation”), The Hagerty Group, LLC, a Delaware limited liability company (together with any successor thereto, “OpCo”), Hagerty Holding Corp., a Delaware close corporation (“HHC”), Markel Corporation, a Virginia corporation (“Markel”), and each of HHC’s and Markel’s Qualified Transferees (as defined below) as such Qualified Transferees may become holders of Units (as defined herein).
WHEREAS, on December 2, 2021, the parties hereto entered into an Exchange Agreement (the “Original Agreement”) to provide for the exchange of Paired Interests (as defined herein) for shares of Class A Common Stock (as defined herein), on the terms and subject to the conditions set forth therein; and
WHEREAS, as of the Effective Date, the parties wish to amend and restate the Original Agreement in its entirety, as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
SECTION 1.1 Definitions
The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).
“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.
“Appraiser FMV” means the fair market value of a share of Class A Common Stock as determined by an independent appraiser mutually agreed upon by the Corporation and the relevant Exchanging Member, whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this Agreement. Appraiser FMV shall be the fair market value determined without regard to any discounts for minority interest, illiquidity or other discounts. The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this Agreement shall be borne by OpCo.
“Board” means has the meaning given to such term in the OpCo LLC Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York and Traverse City, Michigan are authorized or required by Law to close.
“Cash Exchange Notice” has the meaning set forth in Section 2.1(c) of this Agreement.
“Cash Exchange Payment” means with respect to a particular Exchange for which the Corporation has elected a Cash Exchange Payment in accordance with Section 2.1(c), the net proceeds from the sale by the Corporation of shares of Class A Common Stock sold in connection with the related Cash Exchange Payment.
“Change of Control” has the meaning given to such term in the Tax Receivable Agreement; provided, that, for the avoidance of doubt, any event that constitutes both a Corporation Offer and a Change of Control of the Corporation shall be considered a Corporation Offer for purposes of this Agreement.
“Class A 5-Day VWAP” means the arithmetic average of the VWAP for each of the five (5) consecutive Trading Days ending on the Trading Day immediately prior to the Exchange Notice Date or the Exchange Date, as applicable, in accordance with Section 2.1(d).
“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Corporation.
“Class V Common Stock” means the Class V common stock, par value $0.0001 per share, of the Corporation.
“Code” means the Internal Revenue Code of 1986, as amended.
“Corporation” has the meaning set forth in the preamble of this Agreement.
“Corporation Offer” has the meaning set forth in Section 2.7(a) of this Agreement.
“Direct Exchange” has the meaning set forth in Section 2.6 of this Agreement.
“Direct Exchange Election Notice” has the meaning set forth in Section 2.6 of this Agreement.
“Effective Date” has the meaning set forth in the preamble of this Agreement.
“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“Exchange” has the meaning set forth in Section 2.1(a) of this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Blackout Period” means (a) any “black out” or similar period under the Corporation’s policies covering trading in the Corporation’s securities to which the applicable Exchanging Member is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Exchanging Member to immediately resell shares of Class A Common Stock to be delivered to such Exchanging Member in connection with a Stock Exchange Payment and (b) the period of time commencing on (i) the date of the declaration of a dividend by the Corporation and ending on the first day following (ii) the record date determined by the board of directors of the Corporation with respect to such dividend declared pursuant to clause (i), which period of time shall be no longer than ten (10) Business Days; provided, that in no event shall an Exchange Blackout Period which respect to clause (b) of the definition hereof occur more than four (4) times per calendar year.
“Exchange Date” means, in the case of any Unrestricted Exchange, the date that is five (5) Business Days after the date the Exchange Notice is given pursuant to Section 2.1(b), unless the Exchanging Member submits a written request to extend such date and the Corporation in its sole discretion agrees in writing to such extension, and in any other case, the Quarterly Exchange Date; provided, that if the Exchange Date would otherwise fall within any Exchange Blackout Period, then the Exchange Date shall occur on the next Business Day following the end of such Exchange Blackout Period.
“Exchange Notice Date” means, with respect to an Exchange, the date the applicable Exchange Notice is delivered in accordance with Section 2.1(b).
“Exchange Rate” means, at any time, the number of shares of Class A Common Stock for which an Exchanged Unit is entitled to be exchanged at such time. On the date of this Agreement, the Exchange Rate shall be one-for-one, subject to adjustment pursuant to Section 2.4 hereof.
“Exchanged Units” means any Units to be Exchanged for the Cash Exchange Payment or Stock Exchange Payment, as applicable, on the applicable Exchange Date.
“Exchanging Member” means, with respect to any Exchange, the Unitholder exchanging Units pursuant to Section 2.1(a) of this Agreement.
“Exchange Notice” has the meaning set forth in Section 2.1(b) of this Agreement.
“Governmental Entity” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, stock exchange, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
“HHC” has the meaning set forth in the preamble of this Agreement.
“HSR Act” has the meaning set forth in Section 2.1(b) of this Agreement.

“Interest” means the entire interest of a Unitholder in OpCo, including the Units and all of such Unitholder’s rights, powers and privileges under the OpCo LLC Agreement and the Act.
“Law” means any statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) of any Governmental Entity.
“Legal Action” has the meaning set forth in Section 3.8(a) of this Agreement.
“Lock-Up Agreement” means that certain Lock-Up Agreement among the Corporation, HHC, Markel and the other parties thereto, dated as of December 2, 2021.
“Managing Member” has the meaning given to such term in the OpCo LLC Agreement.
“Markel” has the meaning set forth in the preamble of this Agreement.
“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act.
“OpCo” has the meaning set forth in the preamble of this Agreement.
“OpCo LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of OpCo, dated as December 2, 2021, as such agreement may be amended from time to time.
“Original Agreement” has the meaning set forth in the recitals to this Agreement.
“Paired Interest” means one Unit and one share of Class V Common Stock.
“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any final or temporary Treasury Regulations, Revenue Rulings, and case law interpreting Sections 6221 through 6241 of the Code (and any analogous provision of state or local tax Law).
“Permitted Exchange Event” means any of the following events, which has or is occurring, or is otherwise satisfied, as of the Exchange Date:
(a)    The Exchange is part of one or more Exchanges by a Unitholder and any related persons (within the meaning of Section 267(b) or 707(b)(1) of the Code) that is part of a “block transfer” within the meaning of Treasury Regulations Section 1.77041(e)(2) (for this purpose, treating the Managing Member as a “general partner” within the meaning of Treasury Regulations Section 1.7704-1(k)(1));
(b)    The Exchange is in connection with a Corporation Offer or Change of Control; provided, that any such Exchange pursuant to this clause (b) shall be effective immediately prior to the consummation of the closing of the Corporation Offer or Change of Control date (and, for the avoidance of doubt, shall not be effective if such Corporation Offer is not consummated or Change of Control does not occur); or

(c)    The Exchange is permitted by the Managing Member (whose permission shall not be unreasonably withheld, conditioned or delayed), in connection with circumstances not otherwise set forth herein, if the Managing Member determines in good faith that the Exchange would not pose a material risk that OpCo would be treated as a “publicly traded partnership” under Section 7704 of the Code (or any successor or similar provision) as a result of or in connection with such Exchange.
“Person” means any individual, estate, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.
“Private Placement Safe Harbor” means the “private placement” safe harbor set forth in Treasury Regulations Section 1.77041(h)(1).
“Qualified Transferee” has the meaning given to such term in the OpCo LLC Agreement.
“Quarterly Exchange Date” means, either (a) for each fiscal quarter, the first (1st) Business Day occurring after the sixtieth (60th) day after the expiration of the applicable Quarterly Exchange Notice Period or (b) such other date as the Corporation shall determine in its sole discretion.
“Quarterly Exchange Notice Period” means, for each fiscal quarter, the period commencing on the third (3rd) Business Day after the day on which the Corporation releases its earnings for the prior fiscal period, beginning with the first such date that falls on or after the waiver or expiration of any contractual lock-up period relating to the shares of the Corporation that may be applicable to a Unitholder (or such other date within such quarter as the Corporation shall determine in its sole discretion) and ending five (5) Business Days thereafter. Notwithstanding the foregoing, the Corporation may change the definition of Quarterly Exchange Notice Period with respect to any Quarterly Exchange Notice Period scheduled to occur in a calendar quarter subsequent to the then-current calendar quarter by providing notice to the Unitholders no less than ten (10) Business Days from the date written notice of such change is sent to each Unitholder.
“Redemption” has the meaning set forth in Section 2.1(a) of this Agreement.
“Restricted Retraction Notice” has the meaning set forth in Section 2.1(d) of this Agreement.
“Secondary Offering” has the meaning set forth in Section 2.1(e) of this Agreement.
“Securities Act” has the meaning set forth in Section 2.1(c) of this Agreement.
“Stock Exchange Payment” means a number of shares of Class A Common Stock equal to the product of the number of Exchanged Units multiplied by the Exchange Rate.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of December 2, 2021, by and among the Corporation and the other parties thereto, as such agreement may be amended from time to time.
“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock are listed or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).
“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.
“Unit” has the meaning set forth in the OpCo LLC Agreement.
“Unitholder” means each holder of one or more Units that may from time to time be a party to this Agreement.
“Unrestricted Exchanges” means any Exchange that is in connection with a Permitted Exchange Event or that occurs during a period in which OpCo meets the requirements of the Private Placement Safe Harbor.
“VWAP” means the daily per share volume-weighted average price of shares of Class A Common Stock on the New York Stock Exchange or such other principal United States securities exchange on which shares of Class A Common Stock are listed, quoted or admitted to trading, as displayed under the heading “Bloomberg VWAP” on the Bloomberg page designated for shares of Class A Common Stock (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, (a) the per share volume- weighted average price of a share of Class A Common Stock on such Trading Day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per share of Class A Common Stock, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by the Managing Member).
ARTICLE II
SECTION 2.1 Exchange Procedure
(a)    From and after the expiration of the Lock-Up Period (as defined in the Lock-Up Agreement) and subject to the terms of the OpCo LLC Agreement, each Unitholder (other than the Corporation) shall be entitled, upon the terms and subject to the conditions hereof, to surrender Paired Interests to OpCo in exchange for the delivery of the Stock Exchange Payment or, at the election of the Corporation, the Cash Exchange Payment, as applicable, (such exchange, a “Redemption” and, together with a Direct Exchange (as defined below), an

“Exchange”); provided, that (absent a waiver by the Managing Member) any such Exchange is for a minimum of the lesser of (i) 100,000 Units (which minimum shall be equitably adjusted in accordance with any adjustments to the Exchange Rate) and (ii) all of the Units held by such Unitholder.
(b)    A Unitholder shall exercise its right to make an Exchange as set forth in Section 2.1(a) above by delivering to OpCo, with a copy to the Corporation, a written election of exchange in respect of the Paired Interests to be exchanged substantially in the form of Exhibit A hereto (an “Exchange Notice”) in accordance with this Section 2.1(b). A Unitholder may deliver an Exchange Notice with respect to an Unrestricted Exchange at any time, and, in any other case, during the Quarterly Exchange Notice Period preceding the desired Exchange Date. An Exchange Notice with respect to an Unrestricted Exchange may specify that the Exchange is to be contingent (including as to timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the Class A Common Stock into which the Exchanged Units are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which such Class A Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property. Notwithstanding anything to the contrary contained in this Agreement, if, in connection with an Exchange in accordance with this Section 2.1, a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), then the Exchange Date with respect to all Exchanged Units which would be exchanged into shares of Class A Common Stock resulting from such Exchange shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such Exchange under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such Exchange shall automatically occur without any further action by the holders of any such Exchanged Units. Each of the Unitholders and the Corporation shall to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by OpCo.
(c)    Within three (3) Business Days of the giving of an Exchange Notice, the Corporation, on behalf of OpCo, may elect to settle all or a portion of the Exchange in cash in an amount equal to the Cash Exchange Payment (in lieu of Class A Common Stock) by giving written notice of such election to the Exchanging Member within such three (3) Business Day period (such notice, the “Cash Exchange Notice”). The Cash Exchange Notice shall set forth the portion of the Exchanged Units which will be exchanged for cash in lieu of Class A Common Stock. Any portion of the Exchange not settled for a Cash Exchange Payment shall be settled for a Stock Exchange Payment. The Corporation shall, on the relevant Exchange Date, consummate a private sale or public offering of a number of shares of Class A Common Stock equal to the number of Exchanged Units with respect to which the Cash Exchange Payment has been elected by the Corporation.
(d)    The Exchanging Member may elect to retract its Exchange Notice with respect to an Unrestricted Exchange by giving written notice of such election to OpCo, with a copy to the Corporation, no later than (1) Business Day prior to the Exchange Date. Subject to the last two (2) sentences of this Section 2.1(d), if, in the case of an Exchange that is not an

Unrestricted Exchange, the Class A 5-Day VWAP (determined treating the final date of such period as the Exchange Date) decreases by more than ten percent (10%) from the Class A 5-Day VWAP (determined treating the final date of such period as the date of delivery of an Exchange Notice), the Exchanging Member may elect to retract its Exchange Notice by giving written notice of such election (a “Restricted Retraction Notice”) to OpCo, with a copy to the Corporation, no later than three (3) Business Days prior to the Exchange Date. The giving of a Restricted Retraction Notice pursuant to this Section 2.1(d) shall terminate all of the Exchanging Member’s, the Corporation’s and OpCo’s rights and obligations under this Article II arising from such retracted Exchange Notice (but not, for the avoidance of doubt, from any Exchange Notice not retracted or that may be delivered in the future). An Exchanging Member may deliver a Restricted Retraction Notice only once in every twelve (12)-month period (and any additional Restricted Retraction Notice delivered by such Exchanging Member within such twelve (12)-month period shall be deemed null and void ab initio and ineffective with respect to the revocation of the Exchange specified therein).
(e)    Notwithstanding anything to the contrary in this Agreement, if the Corporation closes an underwritten distribution of the shares of Class A Common Stock and the Unitholders (other than, or in addition to, the Corporation) were entitled to resell shares of Class A Common Stock in connection therewith (by the exercise by such Unitholders of Exchange rights or otherwise) (a “Secondary Offering”), then, the immediately succeeding Quarterly Exchange Date shall be automatically cancelled and of no force or effect (and no Unitholder shall be entitled to exercise its Exchange right or deliver a Quarterly Exchange Date Notice with respect to an Exchange that is not an Unrestricted Exchange in respect of such Quarterly Exchange Date). Notwithstanding anything to the contrary in this Agreement (i) for so long as OpCo does not meet the requirements of the Private Placement Safe Harbor, any Secondary Offering (other than that pursuant to which all Exchanges are Unrestricted Exchanges) shall only be undertaken if, during the applicable taxable year, the total number of Quarterly Exchange Dates and prior Secondary Offerings (other than any pursuant to which all Exchanges are Unrestricted Exchanges) on which Exchanges occur is three (3) or fewer and (ii) OpCo and the Corporation shall not be deemed to have failed to comply with their respective obligations under the Corporation’s Amended and Restated Registration Rights Agreement, dated August 17, 2021, as amended from time to time, if a Secondary Offering cannot be undertaken due to the restriction set forth in the preceding clause (i).
SECTION 2.2 Exchange Payment
(a)    The Exchange shall be consummated on the Exchange Date.
(b)    On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of a Redemption, (i) the Corporation shall contribute to OpCo, for delivery to the Exchanging Member (A) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (B) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer and surrender the Exchanged Units to OpCo and simultaneously surrender the corresponding number of shares of Class V Common Stock to the

Corporation, free and clear of all liens and encumbrances, (iii) OpCo shall issue to the Corporation a number of Units equal to the number of Exchanged Units surrendered pursuant to clause (ii) and (iv) the Corporation shall cancel the exchanged shares of Class V Common Stock, and (v) OpCo shall (A) cancel the redeemed Exchanged Units and (B) transfer to the Exchanging Member the Cash Exchange Payment and/or the Stock Exchange Payment, as applicable.
(c)    On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of a Direct Exchange, (i) the Corporation shall deliver to the Exchanging Member, (A) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (B) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer to the Corporation the Exchanged Units and the corresponding shares of Class V Common Stock (it being understood that the Corporation shall cancel the surrendered shares of Class V Common Stock), free and clear of all liens and encumbrances, and (iii) solely to the extent necessary in connection with a Direct Exchange, the Corporation shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the shares of Class A Common Stock to maintain a one-to-one ratio between the number of Units owned by the Corporation, directly or indirectly, and the number of outstanding shares of Class A Common Stock, any Stock Exchange Payment, and any other action taken in connection with this Section 2.2.
(d)    Upon the Exchange of all of a Unitholder’s Units, such Unitholder shall cease to be a Member (as such term is defined in the OpCo LLC Agreement) of OpCo.
SECTION 2.3 Expenses and Restrictions.
(a)    Except as expressly set forth in this Agreement, OpCo and each Exchanging Member shall bear its own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that OpCo shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Class A Common Stock are to be delivered in a name other than that of the Unitholder that requested the Exchange, then such Unitholder and/or the Person in whose name such shares are to be delivered shall pay to OpCo the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of OpCo that such tax has been paid or is not payable.
(b)    Notwithstanding anything to the contrary herein, the Corporation or OpCo shall use commercially reasonable efforts to restrict issuances of Units in an amount sufficient for OpCo to be eligible for the Private Placement Safe Harbor, and, to the extent that the Corporation or OpCo determine that OpCo does not meet the requirements of the Private Placement Safe Harbor at any point in any taxable year, the Corporation or OpCo may impose such restrictions on Exchanges during such taxable year as the Corporation or OpCo may determine to be necessary or advisable so that OpCo is not treated as a “publicly traded partnership” under Section 7704 of the Code; provided, that restrictions imposed pursuant to this Section 2.3(b) shall not apply to any Unrestricted Exchange. Notwithstanding anything to the contrary herein, no Exchange shall be permitted (and, if attempted, shall be void ab initio) if, in the good faith determination of the Corporation or of OpCo, such an Exchange would pose a material risk that OpCo would be a “publicly traded partnership” under Section 7704 of the Code.
(c)    For the avoidance of doubt, and notwithstanding anything to the contrary herein, (i) a Unitholder shall not be entitled to effect an Exchange to the extent the Corporation determines in good faith that such Exchange (A) would be prohibited by law or regulation (including, without limitation, the unavailability of any requisite registration statement filed under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any exemption from the registration requirements thereunder) or (B) would not be permitted under any other agreements with the Corporation or its subsidiaries to which such Unitholder may be party (including, without limitation, the OpCo LLC Agreement) or any written policies of the Corporation related to unlawful or inappropriate trading applicable to its directors, officers or other personnel and (ii) the Corporation is under no obligation to elect to settle any Exchange, or any portion thereof, in cash.
(d)    The Corporation may adopt reasonable procedures for the implementation of the exchange provisions set forth in this Article II, including, without limitation, procedures for the giving of notice of an election of exchange.
SECTION 2.4 Adjustment. The Exchange Rate shall be adjusted accordingly if there is: (a) any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Units that is not accompanied by an identical subdivision or combination of the Class A Common Stock or (b) any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Class A Common Stock that is not accompanied by an identical subdivision or combination of the Units. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock are converted or changed into another security, securities or other property, then upon any subsequent Exchange, an Exchanging Member shall be entitled to receive the amount of such security, securities or other property that such Exchanging Member would have received if such Exchange had occurred immediately prior to the effective time of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. Except as may be required in the immediately preceding sentence, no adjustments in respect of distributions shall be made upon the exchange of any Unit.
SECTION 2.5 Class A Common Stock to be Issued.

(a)    The Corporation shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon an Exchange, such number of shares of Class A Common Stock as may be deliverable upon any such Exchange; provided, that nothing contained herein shall be construed to preclude OpCo from satisfying its obligations in respect of the Exchange of the Exchanged Units by delivery of shares of Class A Common Stock which are held in the treasury of the Corporation or are held by OpCo or any of their subsidiaries or by delivery of purchased shares of Class A Common Stock (which may or may not be held in the treasury of the Corporation or held by any subsidiary thereof), or by delivery of the Cash Exchange Payment. The Corporation and OpCo shall at all times ensure that all Class A Common Stock issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable.
(b)    The Corporation and OpCo shall at all times ensure that the execution and delivery of this Agreement by each of the Corporation and OpCo and the consummation by each of the Corporation and OpCo of the transactions contemplated hereby (including without limitation, the issuance of the Class A Common Stock) have been duly authorized by all necessary corporate or limited liability company action, as the case may be, on the part of the Corporation and OpCo, including, but not limited to, all actions necessary to ensure that the acquisition of shares of Class A Common Stock pursuant to the transactions contemplated hereby, to the fullest extent of the Corporation’s board of directors’ power and authority and to the extent permitted by law, shall not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.
(c)    The Corporation and OpCo shall, to the extent that a registration statement under the Securities Act is effective and available for shares of Class A Common Stock to be delivered with respect to any Exchange, deliver shares that have been registered under the Securities Act in respect of such Exchange. In the event that any Exchange in accordance with this Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Unitholder requesting such Exchange, the Corporation and OpCo shall use commercially reasonable efforts to promptly facilitate such Exchange pursuant to any reasonably available exemption from such registration requirements. The Corporation and OpCo shall use commercially reasonable efforts to list the Class A Common Stock required to be delivered upon exchange prior to such delivery upon each national securities exchange or inter-dealer quotation system upon which the outstanding Class A Common Stock may be listed or traded at the time of such delivery.
SECTION 2.6 Direct Exchange. Notwithstanding anything to the contrary in this Article II, the Corporation may, in its sole and absolute discretion, elect to effect on the Exchange Date the Exchange of Exchanged Units for the Cash Exchange Payment and/or the Stock Exchange Payment, as the case may be (and subject to the terms of Section 2.2(b) and (c)), through a direct exchange of such Exchanged Units and with such consideration between the Exchanging Member and the Corporation (a “Direct Exchange”). Upon such Direct Exchange pursuant to this

Section 2.6, the Corporation shall acquire the Exchanged Units and shall be treated for all purposes of this Agreement as the owner of such Units; provided, that, any such election by the Corporation shall not relieve OpCo of its obligation arising with respect to such applicable Exchange Notice. The Corporation may, at any time prior to an Exchange Date, deliver written notice (an “Direct Exchange Election Notice”) to OpCo and the Exchanging Member setting forth its election to exercise its right to consummate a Direct Exchange; provided, that such election does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. A Direct Exchange Election Notice may be revoked by the Corporation at any time; provided, that any such revocation does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. The right to consummate a Direct Exchange in all events shall be exercisable for all the Exchanged Units that would otherwise have been subject to an Exchange. Except as otherwise provided in this Section 2.6, a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Exchange would have been consummated had the Corporation not delivered a Direct Exchange Election Notice.
SECTION 2.7. Corporation Offer or Change of Control.
(a)    In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to Class A Common Stock (a “Corporation Offer”) is proposed by the Corporation or is proposed to the Corporation or its stockholders and approved by the Board or is otherwise effected or to be effected with the consent or approval of the Board or the Corporation will undergo a Change of Control, the Unitholders shall be permitted to deliver an Exchange Notice (which Exchange Notice shall be effective immediately prior to the consummation of such Corporation Offer or Change of Control (and, for the avoidance of doubt, shall be contingent upon such Corporation Offer or Change of Control and not be effective if such Corporation Offer or Change of Control is not consummated)). In the case of a Corporation Offer proposed by the Corporation, the Corporation will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Unitholders to participate in such Corporation Offer to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock without discrimination.
(b)    The Corporation shall send written notice to OpCo and the Unitholders at least thirty (30) days prior to the closing of the transactions contemplated by the Corporation Offer or the Change of Control date notifying them of their rights pursuant to this Section 2.7, and setting forth, in the case of a Corporation Offer, (i) a copy of the written proposal or agreement pursuant to which the Corporation Offer will be effected, (ii) the consideration payable in connection therewith, (iii) the terms and conditions of transfer and payment and (iv) the date and location of and procedures for selling Units, or in the case of a Change of Control, (A) a description of the event constituting the Change of Control, (B) the date of the Change of Control, and (C) a copy of any written proposals or agreement relating thereto. In the event that the information set forth in such notice changes from that set forth in the initial notice, a subsequent notice shall be delivered by the Corporation no less than seven (7) days prior to the closing of the Corporation Offer or date of the Change of Control.

ARTICLE III
SECTION 3.1 Additional Unitholders. To the extent a Unitholder validly transfers any or all of such holder’s Units to a Qualified Transferee in accordance with, and not in contravention of, the Corporation’s certificate of incorporation, the OpCo LLC Agreement or any other agreement or agreements with OpCo or the Corporation or any of its subsidiaries to which a transferring Unitholder may be party, then such Qualified Transferee shall have the right to execute and deliver a joinder to this Agreement, substantially in the form of Exhibit B hereto, whereupon such Qualified Transferee shall become a Unitholder hereunder. To the extent OpCo issues Units in the future, OpCo shall be entitled, in its sole discretion, to make any holder of such Units a Unitholder hereunder through such holder’s execution and delivery of a joinder to this Agreement, substantially in the form of Exhibit B hereto.
SECTION 3.2 Addresses and Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 3.2):
(a)    If to the Corporation, to:
P.O. Box 1303
Traverse City, MI 49685-1303
Attention: Barbara Matthews, General Counsel
E-mail: bmatthews@hagerty.com
(b)    If to OpCo, to:
P.O. Box 1303
Traverse City, MI 49685-1303
Attention: Barbara Matthews, General Counsel
E-mail: bmatthews@hagerty.com
(c)    If to any Unitholder, to the address or other contact information set forth in the records of OpCo from time to time.
SECTION 3.3 Further Action. Each party hereto agrees that it will from time to time, upon the reasonable request of another party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement.
SECTION 3.4 Binding Effect. All of the terms and provisions of this Agreement shall be binding upon the parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Unitholder only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party hereto may assign its rights or obligations hereunder except as herein expressly permitted.

SECTION 3.5 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect; provided, that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.
SECTION 3.6 Amendment.
(a)    The terms and provisions of this Agreement may only be waived, modified or amended (including by means of merger, consolidation or other business combination to which OpCo is a party) with the approval of (y) the Managing Member and (z) if at such time the Unitholders (other than the Corporation) beneficially own, in the aggregate, more than ten percent (10%) of the then-outstanding Units, the holders of greater than fifty percent (50%) of the outstanding Units held by Unitholders other than the Corporation; provided, that no waiver, modification or amendment shall be effective until at least five (5) Business Days after written notice is provided to the Unitholders that the requisite consent has been obtained for such waiver, modification or amendment, and any Unitholder, including any Unitholder not providing written consent, shall have the right to undertake an Exchange prior to the effectiveness of such waiver, modification or amendment; provided, further, that no amendment to this Agreement may materially alter or change any rights, preferences or privileges of any Unitholder (including the ability to Exchange Paired Interests pursuant to this Agreement)in a manner that is different or prejudicial (or would have a different or prejudicial effect) relative to any other Interests, without the approval of a majority in interest of the Unitholders holding the Interests affected in such a different or prejudicial manner.
(b)    Notwithstanding the provisions of Section 3.6(a), the Managing Member, acting alone, may amend this Agreement or update the books and records of OpCo (i) to reflect the admission of new Unitholders, transfers of Interests, the issuance of additional Equity Securities, as provided by the terms of this Agreement, and, subject to Section 3.6(a), subdivisions or combinations of Units made in compliance with Section 3.1(g) of the OpCo LLC Agreement, (ii) to the minimum extent necessary to comply with or administer in an equitable manner the Partnership Tax Audit Rules in any manner determined by the Managing Member, and (iii) as necessary to avoid OpCo being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.
SECTION 3.7 Waiver. No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.
SECTION 3.8 Submission to Jurisdiction; Waiver of Jury Trial.
(a)    The parties hereto hereby agree and consent to be subject to the jurisdiction of any federal court of the District of Delaware or the Delaware Court of Chancery over any action, suit or proceeding (a “Legal Action”) arising out of or in connection with this Agreement. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Legal Action. Each of the parties hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such Legal Action by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing in this Section 3.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.
(b)    To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or to such party’s property, each such party hereby irrevocably waives such immunity in respect of such party’s obligations with respect to this Agreement.
(c)    EACH PARTY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY AGREEING TO THE CHOICE OF DELAWARE LAW TO GOVERN THIS AGREEMENT AND TO THE JURISDICTION OF DELAWARE COURTS IN CONNECTION WITH PROCEEDINGS BROUGHT HEREUNDER. THE PARTIES INTEND THIS TO BE AN EFFECTIVE CHOICE OF DELAWARE LAW AND AN EFFECTIVE CONSENT TO JURISDICTION AND SERVICE OF PROCESS UNDER 6 DEL. C. § 2708.
(d)    EACH OF THE CORPORATION, HHC, MARKEL AND ANY INDEMNITEES SEEKING REMEDIES HEREUNDER HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.
SECTION 3.9 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.
SECTION 3.10 Tax Treatment. This Agreement shall be treated as part of the partnership agreement of OpCo as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations promulgated thereunder. As required by the Code and the Treasury Regulations, the parties shall report any Exchange consummated hereunder as a taxable sale of the Exchanged Units by a Unitholder to the Corporation in exchange for (a) the payment by the Corporation of the Stock Exchange Payment, the Cash Exchange Payment, or other applicable consideration to the Exchanging Member, and (b) corresponding payments under the Tax Receivable Agreement, and no party shall take a contrary position on any income tax return, amendment thereof or communication with a taxing authority unless an alternate position that is permitted under the Code and Treasury Regulations is requested by the

Exchanging Member and the Corporation consents in writing, such consent not to be unreasonably withheld, conditioned, or delayed. Further, in connection with any Exchange consummated hereunder, OpCo and/or the Corporation shall provide the Exchanging Member with all reasonably necessary information to enable the Exchanging Member to file its income tax returns for the taxable year that includes the Exchange, including information with respect to Code Section 751 assets (including relevant information regarding “unrealized receivables” or “inventory items”) and Section 743(b) basis adjustments as soon as practicable and in all events within sixty (60) days following the close of such taxable year (and use commercially reasonable efforts to provide estimates of such information within ninety (90) days of the applicable Exchanges). Within thirty (30) days following the Exchange Date, the Corporation shall deliver a Section 743 notification to OpCo in accordance with Treasury Regulations Section 1.743-1(k)(2).
SECTION 3.11 Withholding. The Corporation and OpCo shall be entitled to deduct and withhold from any payments made to a Unitholder pursuant to any Exchange consummated under this Agreement all taxes that each of the Corporation and OpCo is required to deduct and withhold with respect to such payments under the Code (and any other provision of applicable law, including, without limitation, under Section 1445 and Section 1446(f) of the Code). In connection with any Exchange, the Exchanging Member shall, to the extent it is legally entitled to deliver such form, deliver to the Corporation or OpCo, as applicable, a certificate, dated as of the Exchange Date, in a form reasonably acceptable to the Corporation certifying as to such Exchanging Member’s taxpayer identification number and that such Exchanging Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable law) (such certificate, a “Non-Foreign Person Certificate”). If an Exchanging Member is unable to provide a Non-Foreign Person Certificate the Corporation or OpCo, as applicable, shall be permitted to withhold on the amount realized by such Exchanging Member in respect of such Exchange as provided in Section 1446(f) of the Code and Regulations thereunder; provided that the Corporation and OpCo shall reasonably cooperate with the Exchanging Member to reduce or eliminate such withholding to the extent permitted by law. The Corporation or OpCo, as applicable, may at their sole discretion reduce the Class A Common Stock issued to a Unitholder in an Exchange in an amount that corresponds to the amount of the required withholding described in the immediately preceding sentence and all such amounts shall be treated as having been paid to such Unitholder.
SECTION 3.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that such parties shall be entitled to specific performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.
SECTION 3.13 Independent Nature of Unitholders’ Rights and Obligations. The obligations of each Unitholder hereunder are several and not joint with the obligations of any other Unitholder, and no Unitholder shall be responsible in any way for the performance of the obligations of any other Unitholder hereunder. The decision of each Unitholder to enter into this

Agreement has been made by such Unitholder independently of any other Unitholder. Nothing contained herein, and no action taken by any Unitholder pursuant hereto, shall be deemed to constitute the Unitholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Unitholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. The Corporation acknowledges that the Unitholders are not acting in concert or as a group, and the Corporation will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.
SECTION 3.14 Applicable Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such state and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal Law or are governed as a matter of controlling Law by the Law of the jurisdiction of organization of the respective parties.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the Effective Date.
Hagerty, Inc.
By:    /s/ McKeel Hagerty
Name:    McKeel Hagerty
Title:    Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the Effective Date.
The Hagerty Group, LLC
By:    /s/ McKeel Hagerty
Name:    McKeel Hagerty
Title:    Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the Effective Date.
Hagerty Holding Corp.
By:    /s/ McKeel Hagerty
Name:    McKeel Hagerty
Title:    Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the Effective Date.
Markel Corporation
By:    /s/ Richard R. Whitt
Name:    Richard R. Whitt, III
Title:    Co-Chief Executive Officer

EXHIBIT A
EXCHANGE NOTICE
Hagerty, Inc.
Attn: General Counsel
P.O. Box 1303
Traverse City, MI 49685-1303
Reference is hereby made to the Exchange Agreement, originally dated as of December 2, 2021 and amended and restated as of March 23, 2022 (as amended from time to time, the “Exchange Agreement”), by and among The Hagerty Group, LLC, a Delaware limited liability company (together with any successor thereto, “OpCo”), Hagerty, Inc., a Delaware corporation (“Corporation”) and managing member of OpCo, and the Unitholders from time to time party thereto (each, a “Holder”). Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.
The undersigned Holder hereby transfers the number of Units plus shares of Class V Common Stock set forth below (together, the “Paired Interests”) in Exchange for shares of Class A Common Stock to be issued in its name as set forth below, or the Cash Exchange Payment, as applicable, as set forth in the Exchange Agreement.
Legal Name of Holder:
Address:
Number of Paired Interests to be Exchanged:
Brokerage Account Details:
The undersigned hereby represents and warrants that (a) the undersigned has full legal capacity to execute and deliver this Exchange Notice and to perform the undersigned’s obligations hereunder; (b) this Exchange Notice has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (c) the Paired Interests subject to this Exchange Notice are being transferred to the Corporation or OpCo, as applicable, free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (d) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the Paired Interests subject to this Exchange Notice is required to be obtained by the undersigned for the transfer of such Paired Interests to the Corporation or OpCo, as applicable.
The undersigned hereby irrevocably constitutes and appoints any officer of the Corporation or of OpCo as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer to the Corporation or OpCo, as applicable, the Paired Interests subject to this Exchange Notice and to deliver to the undersigned the Stock Exchange Payment or Cash Exchange Payment, as applicable, to be delivered in exchange therefor.
IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Exchange Notice to be executed and delivered by the undersigned or by its duly authorized attorney.

Name:
Dated:

EXHIBIT B
JOINDER
This Joinder Agreement (“Joinder Agreement”) is a joinder to the Exchange Agreement, originally dated as of December 2, 2021 and amended and restated as of March 23, 2022 (as amended from time to time, the “Exchange Agreement”), among Hagerty, Inc., a Delaware corporation (together with any successor thereto, the “Corporation”), The Hagerty Group, LLC, a Delaware limited liability company, and each of the Unitholders from time to time party thereto. Capitalized terms used but not defined in this Joinder Agreement shall have their meanings given to them in the Exchange Agreement. This Joinder Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware. In the event of any conflict between this Joinder Agreement and the Exchange Agreement, the terms of this Joinder Agreement shall control.
The undersigned hereby joins and enters into the Exchange Agreement having acquired Units in The Hagerty Group, LLC. By signing and returning this Joinder Agreement to the Corporation, the undersigned accepts and agrees to be bound by and subject to all of the terms and conditions of and agreements of a Unitholder contained in the Exchange Agreement, with all attendant rights, duties and obligations of a Unitholder thereunder. The parties to the Exchange Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Exchange Agreement by the undersigned and, upon receipt of this Joinder Agreement by the Corporation and by The Hagerty Group, LLC, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Exchange Agreement.
Name:
Address for Notices:
Attention:
With copies to: